Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT

This Restructuring Support and Lock-Up Agreement (including all exhibits and schedules attached hereto and in accordance with Section 2, this “Agreement”)1 is made and entered into as of May 11, 2016, by and among the following parties (each of the foregoing described in sub-clauses (i) through (iii), a “Party” and, collectively, the “Parties”):

i.	SandRidge and its direct and indirect subsidiaries listed on the signature pages hereto (collectively, the “Debtors”);

ii.	the undersigned lenders that hold Claims against the Debtors under the First Lien Credit Agreement, including a Permitted Transferee (as defined below) of such claims in accordance with Section 6 of this Agreement (such claims, the “First Lien Credit Agreement Claims” and, collectively, the “Consenting First Lien Creditors”);

iii.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against the Debtors under the Second Lien Notes issued pursuant to the Second Lien Notes Indenture, including a Permitted Transferee (as defined below) of such claims in accordance with Section 6 of this Agreement (such claims, the “Second Lien Note Claims,” collectively, the “Consenting Second Lien Creditors”); and

iv.	the undersigned holders or investment advisors or managers of discretionary accounts that hold claims against the Debtors under the Unsecured Senior Notes issued pursuant to the Unsecured Senior Notes Indentures, including a Permitted Transferee (as defined below) of such claims in accordance with Section 6 of this Agreement (such claims, the “Unsecured Senior Note Claims,” and, collectively, the “Consenting Unsecured Creditors”), and together with the Consenting First Lien Creditors and the Consenting Second Lien Creditors, the “Consenting Creditors”).

RECITALS

WHEREAS, the Debtors and the Consenting Creditors have negotiated certain restructuring and recapitalization transactions with respect to the Debtors’ capital structure, including the Debtors’ respective obligations under the First Lien Credit Agreement, the Second Lien Notes, and the Unsecured Senior Notes; and

[1]	Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the term sheet attached hereto as Exhibit A (the “Term Sheet”), subject to Section 2 hereof.

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court in which the Chapter 11 Cases are commenced (the “Bankruptcy Court”) to effect the restructuring through a prenegotiated chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”), all of which shall be on the terms and conditions described in this Agreement (such transactions, the “Restructuring Transactions”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon the Debtors and a Party, at 12:00 a.m., prevailing Eastern Time, on the first date on which: (a)(i) the Debtors and such Party shall have executed and delivered counterpart signature pages of this Agreement to each other and (ii) either: (A) where such Party is a Consenting First Lien Creditor, holders of at least 66 2/3% of the aggregate outstanding principal amount of the First Lien Credit Agreement Claims (determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors counterpart signature pages of this Agreement and the Debtors shall have indefeasibly paid the First Lien Credit Agreement Claims in the amount of $40 million; (B) where such Party is a Consenting Second Lien Creditor, holders of at least 50.1% of the outstanding principal amount of the Second Lien Note Claims (in each case determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors counterpart signature pages of this Agreement; or (C) where such Party is a Consenting Unsecured Creditor, holders of at least 50.1% of the outstanding principal amount of the Unsecured Senior Note Claims (in each case determined without regard to any claims held by a person or entity that is an “insider” as that term is defined in section 101(31) of the Bankruptcy Code) shall have executed and delivered to the Debtors counterpart signature pages of this Agreement; (b) such Party shall have extended the cleansing date in such Party’s non-disclosure agreements, if any, through and including four business days after the Agreement Effective Date; and (c) the Debtors have given notice to such Party and its counsel in accordance with Section 14.09 hereof that each of the foregoing conditions set forth in this Section 1, in each case, has been satisfied and this Agreement is effective; in each instance, on or before May 11, 2016 (such date, the “Agreement Effective Date”). For the avoidance of doubt, the obligations and rights of the Consenting Creditors and the Debtors described in this Agreement shall apply to any claims acquired by any Consenting Creditors in accordance with the Restructuring Transactions.

2

Section 2. Exhibits Incorporated by Reference. Each of the exhibits and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern; provided, however, that this Agreement (without reference to the exhibits) may be interpreted with reference to the definitions set forth in the exhibits, to the extent such terms are used herein.

Section 3. Definitive Documentation.

(a) The definitive documents and agreements (collectively, the “Restructuring Documents”) governing the Restructuring Transactions shall consist of every order entered by the Bankruptcy Court and every pleading, motion, proposed order, or document (but not including any notices, except as otherwise set forth in this section) filed by the Debtors at any point prior to the Termination Date related to the Restructuring Transactions, including without limitation:

(i) the Plan;

(ii) the Confirmation Order and pleadings in support of entry of the Confirmation Order;

(iii) the Disclosure Statement, the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement, and the order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);

(iv) all other documents that will comprise the Plan Supplement, except as provided herein;

(v) the Cash Collateral Orders and the motion to approve the Cash Collateral Orders;

(vi) the first-day pleadings identified on Schedule 1 attached hereto and any other customary first-day pleadings that the Debtors determine are necessary or desirable to file (the “First Day Pleadings”) and all orders sought pursuant thereto;

(vii) any documents or agreements for any exit facility, including the New First Lien Exit Facility, including, without limitation, a credit agreement and an intercreditor agreement governing the New First Lien Exit Facility and the New Convertible Debt;

(viii) any documents or agreements for the governance of the Reorganized Debtors following the conclusion of the Chapter 11 Cases, including any shareholders’ agreements and certificates of incorporation; and

(ix) any documents or agreements for the Management Incentive Plan and any new employment contracts for current employees of the Debtors.

3

(b) The Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, including the forms of each exhibit annexed to the Term Sheet, and shall otherwise be in form and substance reasonably acceptable to each of the Debtors and the Required Consenting Creditors; provided that the Restructuring Documents set forth in Section 3(v), (vii), (viii), (ix), and (iv), to the extent such documents relate to (vii), (viii), or (ix), shall be deemed acceptable to the Required Senior Unsecured Creditors if in form and substance reasonably acceptable only to each of the Debtors, the Required First Lien Creditors, and the Required Second Lien Creditors. As used herein, the term “Required Consenting Creditors” means, at any relevant time, Consenting Creditors holding more than 50% by principal amount outstanding of the First Lien Credit Agreement Claims held by the Consenting Creditors (the “Required First Lien Creditors”), Consenting Creditors holding more than 50% by principal amount outstanding of the Second Lien Note Claims held by the Consenting Creditors (the “Required Second Lien Creditors”), and Consenting Creditors holding more than 50% by principal amount outstanding of the Unsecured Senior Note Claims held by the Consenting Creditors (the “Required Senior Unsecured Creditors”).

(c) The Required Second Lien Creditors and their counsel shall use commercially reasonable efforts to consult and, if applicable and reasonably practicable, obtain a vote from, all Consenting Second Lien Creditors on any matters requiring input or a vote from holders of Second Lien Note Claims, provided, however, that nothing herein shall be deemed to require the waiver of legal privilege by holders of Second Lien Note Claims represented as an ad hoc group by counsel.

(d) The Required Senior Unsecured Creditors and their counsel shall use commercially reasonable efforts to consult and, if applicable and reasonably practicable, obtain a vote from, all Consenting Unsecured Creditors on any matters requiring input or a vote from holders of Unsecured Senior Note Claims, provided, however, that nothing herein shall be deemed to require the waiver of legal privilege by holders of Unsecured Senior Note Claims represented as an ad hoc group by counsel.

(e) The Debtors and the Consenting Creditors will coordinate and consult with each other regarding the filing and prosecution of claims objections to General Unsecured Claims, and the Consenting Creditors shall be entitled to file and prosecute any such objections to General Unsecured Claims.

(f) The Debtors will use commercially reasonable efforts to provide draft copies of the Restructuring Documents that the Debtors intend to file with the Bankruptcy Court to counsel to the Required Consenting Creditors at least two (2) business days before the date on which Debtors intend to file such documents or as soon as reasonably practicable thereafter.

Section 4. Milestones. The following milestones (the “Milestones”) shall apply to this Agreement, unless extended or agreed to in writing by counsel to the Required Consenting Creditors and the Debtors:

(a) the Petition Date shall have occurred no later than May 31, 2016;

4

(b) no later than one day after the Petition Date, the Debtors shall file the motion to approve the Cash Collateral Orders;

(c) no later than 5 days after the Petition Date, the Bankruptcy Court shall have entered a Cash Collateral Order on an interim basis;

(d) no later than 30 days after the Petition Date, the Debtors shall file the Plan, the Disclosure Statement, and the motion to approve the Disclosure Statement;

(e) no later than 45 days after the Petition Date, the Bankruptcy Court shall have entered the final Cash Collateral Order;

(f) no later than 100 days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(g) no later than 200 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(h) no later than 225 days after the Petition Date, the Effective Date shall have occurred.

Section 5. Commitments Regarding the Restructuring Transactions.

5.01. Commitment of the Consenting Creditors.

(a) During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 11.06) (such period, the “Effective Period”):

(i) each of the Consenting Creditors agrees that it shall, subject to the receipt by such Consenting Creditor of the Disclosure Statement and the Solicitation Materials, in each case, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code:

(A) vote each of its claims against the Debtors (including each of its First Lien Credit Agreement Claims, Second Lien Note Claims, and Unsecured Senior Note Claims, and any other claims against the Debtors) (such claims, collectively, the “Debtor Claims”) to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot; and

(B) not change or withdraw (or cause to be changed or withdrawn) such vote, provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Creditor at any time if this Agreement is terminated with respect to such Consenting Creditor (it being understood by the Parties that any modification of the Plan that results in a termination of this Agreement pursuant to Section 11 hereof shall entitle such Consenting Creditor to an opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso);

5

(i) each Consenting Creditor further agrees that it shall not directly or indirectly (A) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, (B) propose, file, support, or vote for any Alternative Transaction, or (C) direct the First Lien Credit Agreement Agent, the Second Lien Notes Trustee, and/or the Unsecured Senior Notes Trustee (as applicable) to take any action contemplated in (A) or (B) of this Section 5.01(a)(i); provided, that, after 225 days following the Petition Date, this clause 5.01(a)(i) shall not bind Paulson & Co., Inc., on behalf of itself and the funds it manages (“Paulson”), solely in its capacity as a Holder of Interests in the Debtors, with respect to such Interest(s);

(ii) upon the commencement by the Debtors of the Chapter 11 Cases, the automatic stay is invoked and each Consenting Creditor agrees that, except to the extent expressly contemplated under the Plan, the Cash Collateral Order, or this Agreement, it will not, and will not direct the First Lien Credit Agreement Agent, the Second Lien Notes Trustee, and/or the Unsecured Senior Notes Trustee (as applicable) to exercise any right or remedy for the enforcement, collection, or recovery of any of the Debtor Claims, and any other claims against any direct or indirect subsidiaries of the Debtors that are not Debtors; provided, however, that nothing in this Agreement shall limit the right of any party hereto to exercise any right or remedy provided under the Cash Collateral Order, the Confirmation Order, or any other Restructuring Document; and

(iii) each of the Consenting First Lien Creditors and First Lien Credit Agreement Agent agrees that it shall not take any action to exercise any remedies with respect to the Swap Contracts or the Treasury Management Services Agreements (each as defined in the First Lien Credit Agreement), unless otherwise agreed by the Debtors and such Consenting First Lien Credit Agreement Lender.

(b) The foregoing sub-clause (a) of this Section 5 will not limit any of the following Consenting Creditor rights:

(i) under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case provided that such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and do not hinder, delay, or prevent consummation of the Restructuring Transactions; provided, that, after 225 days following the Petition Date, this clause 5.01(b)(i) shall not bind Paulson, solely in its capacity as a Holder of Interests in the Debtors, with respect to such Interest(s);

(ii) under any applicable credit agreement, indenture, other loan document, or applicable law, or constitute a waiver or amendment of any provision thereof provided that such rights are not inconsistent with the terms of this Agreement solely during the time in which this Agreement is in effect;

(iii) to take or direct any action relating to maintenance, protection, or preservation of any collateral provided that such action is not inconsistent with this Agreement;

6

(iv) to purchase, sell or enter into any transactions in connection with the First Lien Credit Agreement Claims, Second Lien Note Claims, or Unsecured Senior Note Claims, subject to the terms hereof;

(v) to consult with other Consenting Creditors, the Debtors, or any other party in interest in the Chapter 11 Cases; or

(vi) to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

5.02. Commitment of the Debtors.

(a) During the Effective Period, the Debtors, jointly and severally, agree to:

(i) do all things reasonably necessary and proper to: (A) obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions, including obtaining entry of the Cash Collateral Orders and the Confirmation Order; (B) prosecute and defend any appeals related to the Cash Collateral Orders and/or the Confirmation Order; (C) support and consummate the Restructuring Transactions in accordance with this Agreement, including the good faith negotiation, preparation and filing within the time frame provided herein of the Restructuring Documents; (D) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions; (E) obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions; (F) complete the Restructuring Transactions within the time frame provided herein, including complying with each Milestone set forth in this Agreement, to the extent compliance is not waived by the Required Consenting Creditors; and (G) operate their business in the ordinary course, taking into account the Restructuring Transactions;

(ii) not object to, delay, impede, or take any other action that is inconsistent with, or is intended or is likely to interfere with, acceptance or implementation of the Restructuring Transactions;

(iii) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Restructuring Documents in a manner that is inconsistent with this Agreement;

(iv) not file any pleading inconsistent with the Restructuring Transactions or the terms of this Agreement;

(v) not file any pleading seeking entry of an order and timely file a formal objection to any motion filed by any other party with the Bankruptcy Court by any Person seeking the entry of an order (1) directing the appointment of an examiner with expanded powers or a trustee, (2) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (3) dismissing the Chapter 11 Cases or (4) for relief that (x) is inconsistent with this Agreement in any respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

7

(vi) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(vii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to entry of any of the Cash Collateral Orders or with respect to any of the adequate protection granted to the Consenting Creditors pursuant to any of the Cash Collateral Orders;

(viii) provide to the Consenting Creditors’ advisors, and direct their employees, officers, advisors and other representatives to provide the Consenting Creditors’ advisors, subject to applicable law, (1) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books, records and facilities, (2) reasonable access to the management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (3) reasonably timely responses to all reasonable diligence requests, and (4) reasonable information with respect to all material executory contracts and unexpired leases of the Debtors;

(ix) (a) use commercially reasonable efforts to seek to estimate the amount of contingent, unliquidated, and/or disputed General Unsecured Claims for distribution purposes, (b) obtain other relief from the Court in the event that failure to do so would materially delay distributions to Holders of General Unsecured Claims under the Plan, and (c) to the extent it cannot be determined at the confirmation hearing whether General Unsecured Claims (excluding Unsecured Notes Claims) exceed the GUC Cap, the Debtors shall receive at the confirmation hearing an order of the Court providing for reserves for contingent, unliquidated, and/or disputed General Unsecured Claims in an amount that, together with all undisputed, liquidated and non-contingent claims (excluding Unsecured Notes Claims), does not exceed the GUC Cap;

(x) comply with the following covenants:

(A)	Capital expenditures (other than those pertaining to maintenance and as required by applicable regulations) may not be incurred unless the Debtors hold cash in an amount equal to or greater than (I) the minimum exit liquidity set forth in the First Lien Exit Facility term sheet plus (II) $75 million;

(B)	Cumulative Capital expenditures (exclusive of capitalized general and administrative (“G&A”) expenses) for fiscal year 2016 shall not exceed: (I) $120.4 million for the six months ending June 30, 2016, (II) $191.2 million for the nine months ending September 30, 2016, and (III) $258.0 million for the twelve months ending December 31, 2016; and

8

(C)	Cumulative G&A expenses on a GAAP basis, including capitalized G&A but excluding: (I) any employee performance compensation bonuses awarded pursuant to the Debtors’ 2016 employee incentive plan and (II) extraordinary legal, regulatory and other non-recurring costs (including professional fees and expenses associated with the restructuring) for fiscal year 2016 shall not exceed: (I) $57.1 million for the six months ending June 30, 2016, (II) $81.6 million for the nine months ending September 30, 2016, and (III) $106.2 million for the twelve months ending December 31, 2016;

(xi) pay the reasonable and documented fees and expenses of the First Lien Credit Agreement Agent, the First Lien Credit Agreement Lenders, and the Consenting Creditors (including the reasonable and documented fees and expenses of the ad hoc group of holders of Second Lien Notes and ad hoc group of holders of Unsecured Senior Notes) (i) invoiced and outstanding as of the Petition Date in advance of the Petition Date and (ii) thereafter, in the manner, and to the extent, provided for in the Cash Collateral Orders;

(xii) comply in all material respects with the Cash Collateral Orders; and

(xiii) subject to applicable law and privileges, promptly notify the Consenting Creditors of any material governmental or third party complaints, litigations, investigations or hearings.

(b) If any Debtor, directly or indirectly, through any of its representatives or advisors, receives a bona fide proposal for an Alternative Transaction from any third party (who has not withdrawn such proposal) and such Debtor has determined in good faith that such Alternative Transaction is, or after reasonable commercial negotiations may be, higher or otherwise better than the Restructuring Transactions, then such Debtor shall, subject to the confidentiality restrictions applicable to such Debtor, within two business days of making such determination, notify counsel to the First Lien Credit Agreement Agent, counsel to the Consenting Second Lien Creditors, and counsel to the Consenting Unsecured Creditors of the receipt of such proposal, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the board of directors, board of managers, directors, managers, or officers or any other fiduciary of a Debtor to take any action, or to refrain from taking any action, with respect to the Restructuring Transactions to the extent such person or persons determines, based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided, however, that it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 11 hereof.

9

Section 6. Transfer of Securities.

(a) During the Effective Period, no Consenting Creditor shall sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any beneficial ownership2) in the Debtor Claims (each, a “Transfer”) to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless it satisfies all of the following requirements (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):

(i) the intended transferee is another Consenting Creditor or executes a transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) before or concurrently with the closing of such Transfer (it being understood that any Transfer shall not be effective as against the Debtors until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Debtors, in each case, on the terms set forth herein, within three (3) business days of such Transfer); and

(ii) the Transfer shall not, in the reasonable business judgment of the Debtors and their legal and tax advisors, adversely affect the Debtors’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring Transactions.

(b) By acknowledgment of written notice of the relevant Transfer in accordance with Section 6(a)(i), or five (5) business days after a copy of any Joinder is provided to the Debtors, the Debtors shall be deemed to (i) consent to the Transfer absent objection during such five (5) business day notice period and (ii) have acknowledged that their future obligations arising after the date of the Transfer to the Consenting Creditor hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a Consenting Creditor hereunder.

(c) Notwithstanding Section 6(a) or (b), a Qualified Marketmaker3 that acquires any Debtor Claims subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Debtor Claims, shall not be required to execute and deliver to counsel a Transfer Agreement in respect of such Debtor Claims if (A) such Qualified Marketmaker subsequently transfers such Debtor Claims (by purchase, sale, assignment, participation, or otherwise) within three (3) business days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (B) the transferee otherwise is a Permitted Transferee (including, for the avoidance of doubt, the requirement that such transferee execute a Transfer Agreement); and (C) the transfer otherwise is a Permitted Transfer. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in Debtor Claims that the Qualified Marketmaker acquires from a holder of the Debtor Claims who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

[2]	As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Debtor Claims or the right to acquire such claims or interests.
[3]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims of the Debtors (or enter with customers into long and short positions in claims against the Debtors), in its capacity as a dealer or market maker in claims against the Debtors and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

10

(d) This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Debtor Claims; provided, however, that (i) any Consenting Creditor that acquires additional Debtor Claims, as applicable, after the Agreement Effective Date shall make commercially reasonable efforts to notify the Debtors of such acquisition, within a reasonable period of time following such acquisition, including the amount of such acquisition, which notice shall be deemed to be provided by the filing of a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedure including revised holdings information for such Consenting Creditor and (ii) such additional Debtor Claims shall automatically and immediately upon acquisition by a Consenting Creditor, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors or counsel to the Consenting Creditors).

(e) This Section 6 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any Debtor Claims. Notwithstanding anything to the contrary in this Section 6, to the extent the Debtors and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed Restructuring Transactions (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(f) Any Transfer made in violation of this Section 6 shall be void ab initio. Any Consenting Creditor that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(g) Notwithstanding anything to the contrary in this Section 6, the restrictions on Transfer set forth in this Section 6 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 7. Representations and Warranties of Consenting Creditors. Each Consenting Creditor, severally, and not jointly, represents and warrants that:

(a) it is the beneficial owner of the face amount of the Debtor Claims, or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims, as reflected in such Consenting Creditor’s signature block to this Agreement (such Debtor Claims, the “Owned Debtor Claims”);

(b) it will not beneficially or legally own (either directly or indirectly through its affiliates, any unaffiliated third parties in which it may hold a direct or indirect beneficial interest, or as part of any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4)), in the aggregate, more than fifty percent (50%) of the Debtor Claims or the Reorganized Common Stock in one or more Debtor entities during the Effective Period or following the Termination Date;

11

(c) it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims;

(d) the Owned Debtor Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(e) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act’), (C) a Regulation S non-U.S. person, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(f) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

Section 8. Debtors Representations, Warranties, and Covenants. Each Debtor represents, warrants, and covenants, jointly and severally, to each other Party that no Event of Default is currently outstanding or is expected to be outstanding as of the Petition Date under the First Lien Credit Agreement, other than the Events of Default subject to the Waiver.

Section 9. Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants, severally and not jointly, to each other Party:

9.01. Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

9.02. No Consent or Approval. Except as expressly provided in this Agreement, the Plan, the Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement.

9.03. Power and Authority. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

9.04. Governmental Consents. Except as expressly set forth herein and with respect to the Debtors’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

12

9.05. No Conflicts. The execution, delivery, and performance of this Agreement does not and shall not: (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (c) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring Transactions.

Section 10. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Debtors will not solicit acceptances of any Plan from Consenting Creditors in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 11. Termination Events.

11.01. Shared Consenting Creditor Termination Events. This Agreement may be terminated as between: (a) the Consenting First Lien Creditors and the other Parties; (b) the Consenting Second Lien Creditors and the other Parties; or (c) the Consenting Unsecured Creditors and the other Parties, in each case, upon five (5) business days written notice, delivered in accordance with Section 14.09 hereof to the Debtors and counsel to the other Consenting Creditors, other than the Consenting Creditors seeking to terminate this Agreement pursuant to this Section 11.01 (such Consenting Creditors, the “Terminating Consenting Creditors”), by the Required First Lien Creditors, the Required Second Lien Creditors, or the Required Senior Unsecured Creditors, as applicable, upon the occurrence and continuation of any of the following events; except to the extent such event has been cured by the applicable Party within such five (5) business day notice period; provided, that only the Required First Lien Creditors and/or the Required Second Lien Creditors, as applicable, may terminate this Agreement upon the occurrence and continuation of any of the events set forth in clauses (o), (p), or (q) of this Section 11.01:

(a) the effective date of the Plan (the “Plan Effective Date”) shall not have occurred on or before 225 days after the Petition Date (the “Outside Date”);

(b) the failure to meet any of the Milestones;

(c) the breach in any material respect by any Party other than the Terminating Consenting Creditors of any of the representations, warranties, covenants or commitments of such breaching Party as set forth in this Agreement (it being understood and agreed that any actions required to be taken by such Parties that are included in the Plan or the Term Sheet but not in this Agreement are to be considered “covenants” of such Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Plan or the Term Sheet to be re-copied in this Agreement);

13

(d) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have an adverse effect on a material provision of this Agreement or a material portion of the Restructuring Transactions or the Plan or a material adverse effect on the Debtors’ businesses, unless the Debtors have sought a stay of such injunction, judgment, decree, charge, ruling, or order within five (5) business days after the date of such issuance, and such injunction, judgment, decree, charge, ruling, or order is reversed or vacated within ten (10) business days after the date of such issuance; provided, however, that if such issuance has been made at the request of any of the Consenting Creditors, then such Consenting Creditors shall not be entitled to terminate this Agreement in accordance with this Section 11.01(d) with respect to such issuance;

(e) the Debtors seek the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order that, in each case, would have an adverse effect on a material provision of this Agreement or a material portion of the Restructuring Transactions or the Plan or a material adverse effect on the Debtors’ businesses;

(f) an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(g) any Debtor either (i) files any motion seeking appointment of examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (ii) fails to act in a manner materially consistent with this Agreement in response to such motion or application filed by any person other than a Debtor;

(h) the termination of this Agreement by the Consenting First Lien Creditors, the Consenting Second Lien Creditors, or the Consenting Unsecured Creditors, as applicable;

(i) the (i) conversion of one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code or (ii) dismissal of one or more of the Chapter 11 Cases of the Debtors, unless such conversion or dismissal, as applicable, is made with the prior written consent of counsel to the Required Consenting Creditors;

(j) any Debtor (i) files any motion for the (A) conversion of one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code or (B) dismissal of one or more of the Chapter 11 Cases of the Debtors, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Required Consenting Creditors, or (ii) act in a manner materially consistent with this Agreement in response to such motion or application filed by any person other than a Debtor;

14

(k) any of the Restructuring Documents after completion, (i) contain terms, conditions, representations, warranties, or covenants that are not materially consistent with the terms of this Agreement as reasonably determined by the Required Consenting Creditors, or are otherwise not in form and substance reasonably acceptable to the Required Consenting Creditors solely as provided in this Agreement, (ii) shall have been materially and adversely amended or modified, or (iii) shall have been withdrawn, in each case without the prior written consent of the Required Consenting Creditors and in the case of a Restructuring Document that is also an order, including the Cash Collateral Orders and the Confirmation Order, such order shall have been stayed, reversed, vacated or adversely modified, without the prior written consent of the relevant Required Consenting Creditors, unless the Debtors have sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(l) any Debtor files a pleading seeking authority to amend, modify or withdraw any of the Restructuring Documents without the prior written consent of the relevant Required Consenting Creditors;

(m) any Debtor directly or indirectly proposes, supports, assists, solicits, or files a pleading seeking approval of any Alternative Transaction (or any approval of any sales, voting or other procedures in connection with an Alternative Transaction) without the consent of the Required Consenting Creditors;

(n) any Debtor files any motion or application seeking authority to sell all or a material portion of its assets without the prior written consent of the Required Consenting Creditors;

(o) the termination of the use of cash collateral as provided in the Cash Collateral Orders;

(p) any Debtor files any motion seeking authority (i) to use cash collateral that is not substantially in the form of the Cash Collateral Order or (ii) to enter into post-petition secured financing, without the prior written consent of the Required Consenting Creditors;

(q) the Bankruptcy Court enters an order staying, vacating, adversely amending, terminating, adversely extending or adversely modifying any material provision of the Cash Collateral Order or the Debtors take any actions or file any pleadings that result in such an order being entered unless the Debtors have sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(r) (i) the allowance of Administrative Claims (excluding Professional Fee Claims incurred by persons or firms retained by the Debtors, the Consenting Creditors and the Creditors’ Committee), Other Priority Claims and otherwise non-dischargeable claims (or entry of a judgment by a court of competent jurisdiction in respect of otherwise non-dischargeable claims) in excess of $50 million in the aggregate, unless the Debtors have sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance, or (ii) a good faith belief of the Debtors’ management that otherwise non-dischargeable claims are likely to exceed $50 million in respect of any ongoing litigation matters;

15

(s) any Debtor terminates its obligations under and in accordance with this Agreement (including, without limitation, pursuant to Section 11.02 of this Agreement);

(t) any Debtor files any motion seeking to avoid, disallow, subordinate or recharacterize any claim, lien, or interest held by any Consenting Creditor arising under the First Lien Credit Agreement, the Second Lien Notes Indenture, or the Unsecured Senior Notes Indentures;

(u) the Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing any claim, lien, or interest held by any Consenting Creditor arising under the First Lien Credit Agreement, the Second Lien Notes Indenture, or the Unsecured Senior Notes Indentures, unless the Debtors have sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(v) the Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions, unless the Debtors have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(w) prior to the Petition Date, either (i) an Event of Default under the First Lien Credit Agreement (other than an Event of Default subject to the Waiver) shall have occurred and be continuing or (ii) the Waiver shall have expired or been terminated in accordance with its terms;

(x) holders of Second Lien Note Claims holding at least 33 1/3% or more by principal amount outstanding of the Second Lien Note Claims timely submit ballots to reject the Plan; or

(y) holders of Unsecured Senior Note Claims holding at least 33 1/3% or more by principal amount outstanding of the Unsecured Senior Note Claims timely submit ballots to reject the Plan.

11.02. Consenting Unsecured Creditors’ Termination Event. The Required Senior Unsecured Creditors may by written notice terminate this Agreement, and change their vote in respect of any plan of reorganization, upon a failure by the Debtors to satisfy Clause (v) of Conditions Precedent to Confirmation and Effectiveness set forth in the Term Sheet.

11.03. Debtors’ Termination Events. Any Debtor may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 14.09 hereof, upon the occurrence of any of the following events: (a) the Plan Effective Date shall not have occurred by the Outside Date; (b) the breach by any of the Consenting Creditors in any material respect of any provision set forth in this Agreement that is adverse to the Debtors and that remains uncured for a period of twenty (20) business days after the receipt by the Consenting Creditors of notice of such breach; (c) the board of directors, board of managers, or a similar governing body of any Debtor determines based on advice of counsel that proceeding with any of the Restructuring Transactions would be inconsistent with applicable law or its fiduciary obligations under applicable law; or (d) the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring Transactions.

16

11.04. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among each of the Debtors and the Required Consenting Creditors.

11.05. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice on the earlier of (i) the Plan Effective Date and (ii) the Outside Date.

11.06. Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.01(g), 11.04, and 11.05 shall be referred to as a “Termination Date.” Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all claims or causes of action. Notwithstanding anything to the contrary in this Agreement, Section 5.01(a)(iv) shall survive the termination of this Agreement; provided, however, that, such survival shall not limit the rights of any Consenting First Lien Credit Agreement Lender, nor shall prior entry into this Agreement prejudice any Consenting First Lien Credit Agreement Lender from, following the termination of this Agreement, (a) terminating the Swap Contracts or the Treasury Management Services Agreements in accordance with the terms thereof and (b) (i) in the event of termination of this Agreement pursuant to Section 11.01(i) or 11.01(j), offsetting amounts under the Swap Contracts or the Treasury Management Services Agreements to the extent consistent with applicable law or (ii) in the event of any other termination of this Agreement by the Consenting First Lien Creditors, arguing that it is entitled to adequate protection or other relief (but not for the avoidance of doubt any relief to effectuate an offset), including in the form of additional paydown of the First Lien Credit Agreement Claims, with respect to amounts owed under the Swap Contracts or the Treasury Management Services Agreements. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Debtors or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and reserve its rights (including

17

rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Consenting Creditor. Nothing in this Section 11.06 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 11.01(g).

11.07. No Violation of Automatic Stay. The Required Consenting Creditors are authorized to take any steps necessary to enforce or effectuate the termination of this Agreement, as applicable, including the sending of any applicable notices to the Debtors, notwithstanding section 362 of the Bankruptcy Code or any other applicable law (and the Debtors hereby waive the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Consenting Creditors.

Section 12. Amendments. This Agreement, including the Term Sheet, may not be modified, amended, or supplemented in any manner except in writing signed by each of the Debtors and the Required Consenting Creditors; provided, however, that if the proposed modification, amendment, or supplement has a material, disproportionate (as compared to other Consenting Creditors holding claims within the same Class as provided for in the Term Sheet) and adverse effect on any of the Consenting Creditors or the Claims held by such Consenting Creditors (including any disparate treatment with respect to the releases granted under the Plan), then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, or supplement. Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio.

Section 13. Waiver of Defaults and Events of Default under the First Lien Credit Agreement.

13.01. Summary of Defaults and Events of Default under the First Lien Credit Agreement.

(a) SandRidge received (a) a letter from the First Lien Credit Agreement Agent on March 11, 2016 re: Special Determination of the Borrowing Base (the “Redetermination Notice”), (b) a letter from the First Lien Credit Agreement Agent on March 15, 2016 re: Borrowing Base Deficiency Election Notice (the “Borrowing Base Deficiency Notice” and, together with the Redetermination Notice, the “Borrowing Base Redetermination Notices”) and (c) a notice of default from the First Lien Credit Agreement Agent on March 31, 2016 re: SandRidge’s failure to deliver financials without a “going concern” qualification (the “Going Concern Default Notice”). Pursuant to Section 8.01(c) of the First Lien Credit Agreement, a 30-day grace period expired on April 30, 2016 and the Default specified in the Going Concern Default Notice (the “Going Concern Default”) ripened into an Event of Default (the “Going Concern Event of Default”).

18

(b) Pursuant to Section 2.05(c) of the First Lien Credit Agreement, on March 21, 2016, SandRidge gave written notice to the First Lien Credit Agreement Agent (the “Borrowing Base Election Notice”) of its intention to remedy the alleged Borrowing Base Deficiency referred to in the Borrowing Base Redetermination Notices by exercising its cure options under Section 2.05(c) of the First Lien Credit Agreement, including, without limitation, submitting additional Oil and Gas Properties to the First Lien Credit Agreement Agent for evaluation as Borrowing Base properties on or before April 20, 2016 (the “Deadline Date”), which is thirty (30) days following SandRidge’s delivery of the Borrowing Base Election Notice.

(c) Pursuant to Sections 6.01(b) and 6.02(a) of the First Lien Credit Agreement, on or before May 15, 2016, SandRidge is required to deliver (i) financial statements for the fiscal quarter ended March 31, 2016 and (ii) a compliance certificate calculating both the Consolidated First Lien Leverage Ratio and the Consolidated Current Ratio as of such fiscal quarter end to the First Lien Credit Agreement Agent and the First Lien Credit Agreement Lenders under the First Lien Credit Agreement. SandRidge will be unable to cause (i) the Consolidated First Lien Leverage Ratio as of the fiscal quarter ended March 31, 2016 to be less than 2.00:1.00 as provided in Section 7.11(a) of the First Lien Credit Agreement and (ii) the Consolidated Current Ratio as of the as of the fiscal quarter ended March 31, 2016 to be greater than 1.00:1.00 as provided in Section 7.11(b) of the First Lien Credit Agreement (collectively, the “Financial Covenant Events of Default”).

(d) The entry by the Debtors into this Agreement may constitute an Event of Default under Sections 8.01(f) and 8.01(g) of the First Lien Credit Agreement (collectively, the “RSA Events of Default”).

19

13.02. Waiver of Defaults and Events of Default under the First Lien Credit Agreement. The First Lien Credit Agreement Agent and the Consenting First Lien Creditors hereby agree, subject to the terms of this Agreement, to waive until May 31, 2016 (the “Waiver Termination Date”) (a) the requirement to implement, and SandRidge’s alleged failure to implement, a cure option under Section 2.05(c) of the First Lien Credit Agreement by the Deadline Date, (b) the Going Concern Event of Default, (c) the Financial Covenant Events of Default and (d) the RSA Events of Default.

Each capitalized term used in this Section 13 of this Agreement but not otherwise defined in this Section 13 of this Agreement shall have the meaning given to such term in the First Lien Credit Agreement. For the avoidance of doubt, the First Lien Credit Agreement Agent and the Consenting First Lien Creditors hereby agree to forbear from exercising any remedies available to it or them under the First Lien Credit Agreement in connection with the alleged failure to cure the alleged Borrowing Base Deficiency referred to in the Borrowing Base Redetermination Notices, the Going Concern Default, the Financial Covenant Events of Default and the RSA Events of Default, in each case, until the Waiver Termination Date.

Section 14. Miscellaneous.

14.01. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.02. Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

14.03. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

14.04. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in either the United States District Court for the Southern District of New York or any New York state court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto or constitutional authority to finally adjudicate the matter; provided, however, that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

20

14.05. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.06. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.07. Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Debtors and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Debtors and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

14.08. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

14.09. Notices. All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Debtor, to:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Attention: Philip Warman

Email address: pwarman@sandridgeenergy.com

21

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Christopher Marcus, P.C.

Email address: christopher.marcus@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Steven N. Serajeddini

Email address: steven.serajeddini@kirkland.com

(b)	if to a Consenting First Lien Creditor, to:

Paul Hastings LLP

77 East 55th Street

New York, NY 10022

United States of America

Attention: Andrew V. Tenzer, Leslie Plaskon and Michael E. Comerford

Email address: andrewtenzer@paulhastings.com

                leslieplaskon@paulhastings.com

                michaelcomerford@paulhastings.com

(c)	if to a Consenting Second Lien Creditor, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Damian S. Schaible, Eli J. Vonnegut, and Christopher Robertson

Email address: damian.schaible@davispolk.com

                eli.vonnegut@davispolk.com

                christopher.robertson@davispolk.com

(d)	if to a Consenting Unsecured Creditor, to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Joseph H. Smolinsky and David Griffiths

Email address: joseph.smolinsky@weil.com

                         david.griffiths@weil.com

22

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

14.10. Independent Due Diligence and Decision Making. Each Consenting Party hereby confirms that its decision to execute this agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors.

14.11. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions, or the payment of damages to which a Party may be entitled under this Agreement.

14.12. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.13. Several, Not Joint, Claims. Except as otherwise expressly set forth herein, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.14. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.15. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

23

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

Debtor Signature Pages to the Restructuring Support and Lock-Up Agreement

SANDRIDGE ENERGY, INC.

4TH STREET PROPERTIES, LLC

BLACK BAYOU EXPLORATION, L.L.C.

CEBA GATHERING, LLC

CEBA MIDSTREAM GP, LLC

CORNHUSKER ENERGY, L.L.C.

FAE HOLDINGS 389322R, LLC

INTEGRA ENERGY, L.L.C.

LARIAT SERVICES, INC.

MIDCONTINENT RESOURCES, LLC

MISTMADA OIL COMANY, INC.

PIÑON GATHERING COMPANY, LLC

SABINO EXPLORATION, LLC

SAGEBRUSH PIPELINE, LLC

SANDRIDGE CO2, LLC

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

SANDRIDGE HOLDINGS, INC.

SANDRIDGE MIDSTREAM, INC.

SANDRIDGE OPERATING COMPANY

SANDRIDGE REALTY, LLC

SIERRA MADERA CO2 PIPELINE, LLC

WTO GAS GATHERING COMPANY, LLC

By:	/s/ James D. Bennett
Name:	James D. Bennett
Title:	Chief Executive Officer

CEBA MIDSTREAM, LP

By:	CEBA Midstream GP, LLC, as its general partner

	By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Chief Executive Officer

CHOLLA PIPELINE, L.P.

By:	Integra Energy, L.L.C., as its general partner

	By:	/s/ James D. Bennett
	Name:	James D. Bennett
	Title:	Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

BRANIFF RESTAURANT HOLDINGS, LLC

By:	/s/ R. Scott Griffin
Name:	R. Scott Griffin
Title:	Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

EXHIBIT A to

the Restructuring Support and Lock-Up Agreement

Term Sheet

EXECUTION VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet, including the Exhibits attached hereto (collectively, this “Term Sheet”),1 describes the terms of a restructuring of SandRidge Energy, Inc. (“SandRidge”) and certain of its directly and indirectly-owned subsidiaries listed on Exhibit B (collectively, the “Debtors,” and such restructuring, the “Restructuring”) through cases that will be filed under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court (the “Bankruptcy Court”).

The Debtors will implement the Restructuring through a plan of reorganization (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”), which shall be consistent with the terms of this Term Sheet and the Restructuring Support Agreement, under chapter 11 of the Bankruptcy Code. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code.

The governing documents with respect to the Restructuring will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring. The Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet. This Term Sheet is confidential and may not be released to any other party unless permitted in accordance with an executed confidentiality agreement with the Debtors.

[1]	Capitalized terms used but not otherwise defined in this Term Sheet or in the Restructuring Support Agreement have the meanings ascribed to such terms as set forth on Exhibit A.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting

Unclassified Non-Voting Claims Against the Debtors

N/A	Administrative Claims	On the Effective Date, except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims	On the Effective Date, in full satisfaction of each Allowed Other Secured Claim against the Debtors, each Holder thereof shall receive, at the option of the applicable Debtor: (a) payment in full in cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Other Secured Claim; or (d) other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class 2	Other Priority Claims	On the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim against the Debtors, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.	Unimpaired; deemed to accept.

Class 3	First Lien Credit Agreement Claims	On the Effective Date, in full satisfaction of each Allowed First Lien Credit Agreement Claim, each Holder thereof shall receive participation in its Pro Rata share of the New First Lien Exit Facility in the amount of $425 million and $35 million of cash (except that all hedging agreements entered into by Lenders under the First Lien Credit Agreement prior to the Petition Date shall remain in place).	Impaired; entitled to vote.

Class 4	Second Lien Note Claims

On the Effective Date, Second Lien Note Claims shall be deemed Allowed in the aggregate amount of $1,328 million, plus accrued but unpaid interest, fees and any and all other amounts due thereunder.

On the Effective Date, in full satisfaction of each Allowed Second Lien Note Claim, each Holder thereof shall receive its Pro Rata share of: (a) 85% of the New Common Stock, as fully-diluted by the Conversion Equity (measured through the Conversion Date), subject to dilution by the Employee Incentive Plan, the Rights Offering Equity, and the Warrants; (b) the New Convertible Debt; and (c) the Rights, if applicable.

Impaired; entitled to vote.

Class 5	General Unsecured Claims

On the Effective Date, Unsecured Note Claims shall be deemed Allowed in the aggregate amount of $2,349 million.

On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim, each Holder thereof shall receive its Pro Rata share of: (a) $10 million in cash; (b) 15% of the New Common Stock, as fully-diluted by the Conversion Equity (measured through the Conversion Date), subject to dilution by the Employee Incentive Plan, the Rights Offering Equity, and the Warrants; (c) the Rights, if applicable; (d) the Warrants; and (e) the cash proceeds of the New Building Note.

Impaired; entitled to vote.

Class 6	Intercompany Claims	On the Effective Date, unless otherwise provided for under the Plan, each Debtor Intercompany Claim shall either be Reinstated or canceled and released at the option of the Debtors.	Unimpaired; deemed to accept or Impaired; deemed to reject.

Class 7	Section 510(b) Claims	On the Effective Date, Section 510(b) Claims shall be canceled and released without receiving any recovery on account thereof.	Impaired; deemed to reject.

Class 8	Intercompany Interests	On the Effective Date, Intercompany Interests shall be Reinstated.	Unimpaired; deemed to accept.

Class 9	Existing Preferred Stock	On the Effective Date, the Existing Preferred Stock shall be canceled and released without receiving any recovery on account thereof.	Impaired; deemed to reject.

Class 10	Existing Common Stock	On the Effective Date, the Existing Common Stock shall be canceled and released without receiving any recovery on account thereof.	Impaired; deemed to reject.

MATERIAL TERMS OF THE RESTRUCTURING

Cash Collateral Orders	The Debtors shall seek, and the Consenting Creditors shall support, approval of an interim and final order to obtain use of cash collateral consistent with the Cash Collateral Term Sheet set forth in Exhibit D and in form and substance reasonably acceptable to the Required Consenting Creditors.

Lien Perfection Obligations	As a central component of the Consenting Creditors’ agreement to support the Restructuring and in exchange for the new value of the commitments and undertakings of the Consenting Creditors to enable and facilitate Consummation of the Restructuring on the terms set forth in the Restructuring Support Agreement, including the Waiver and the equitization of the Second Lien Note Claims, (i) the Debtors shall perfect liens on substantially all of their assets in favor of the holders of First Lien Credit Agreement Claims, and the Debtors shall perfect liens, junior to such liens granted in favor of holders of First Lien Credit Agreement Claims on such assets in favor of holders of Second Lien Note Claims, in a manner consistent with the Intercreditor Agreement, and (ii) to the extent that the Debtors perfect any liens on any of their assets in favor of holders of Second Lien Note Claims, the Debtors shall perfect liens, senior to such liens granted in favor of holders of Second Lien Note Claims on such assets in favor of holders of First Lien Credit Agreement Claims, in a manner consistent with the Intercreditor Agreement.

Paydown of First Lien Credit Agreement Claims	Subject to the requisite percentage of First Lien Credit Agreement Lenders executing the Restructuring Support Agreement and providing the Waiver by no later than May 11, 2016, immediately upon such execution and Waiver, the Debtors shall indefeasibly pay $40 million in cash to the First Lien Credit Agreement Lenders.

Employment Obligations	The Consenting Creditors consent to and shall support: (a) approval of the Wages Motion and a subsequent motion to approve the relief requested in the Wages Motion as it would apply to Insiders; (b) assumption by the Reorganized Debtors of the Employee Compensation and Benefits, in each case on the current terms of such arrangements as may be modified from time to time in the ordinary course of business; and (c) assumption by the Reorganized Debtors of the written employment or indemnification contracts between a Debtor and an employee or director that exist and remain effective as of the date hereof and have been provided to the Consenting Creditors (the “Employment Contracts”); provided, however, that, notwithstanding the foregoing, it is agreed and understood that Employee Compensation and Benefits that are components of at-will employment arrangements, are provided or determined at the Debtors’ discretion, or are subject to modification or termination by the Reorganized Debtors in accordance with applicable law will remain as such with respect to the Reorganized Debtors after the Effective Date. After the Effective Date, each current employee who is party to an employment agreement with the Debtors shall either: (i) have such agreement assumed by the Reorganized Debtors pursuant to the Plan; or (ii) receive a new employment agreement from the Reorganized Debtors on terms that are equal or better than the existing agreement and reasonably acceptable to the respective employee, the Reorganized Debtors, and the Required Second Lien Creditors.

Indemnification of Prepetition Directors, Officers, Managers, et al.	Under the Restructuring, to the extent consistent with applicable law, the indemnification obligations for the Debtors’ current and former directors, officers, managers, and employees, and current attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose, in each case so long as (i) the Debtors have in good faith estimated and included in the Disclosure Statement (or disclosed in such other manner as agreed by the Required Consenting Creditors in their discretion) a statement that, in their good faith belief, the future costs to be paid by the Reorganized Debtors on account of such obligations should be less than $10 million in the aggregate, and (ii) such indemnification obligations are set forth in any of: (a) the organizational documents of a Debtor (including in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, or board resolutions); (b) the Employment Contracts; or (c) an engagement or retention letter as to professional or advisory services; provided, however, that one or more former (as of the Petition Date) directors and officers of the Debtors, as agreed by the Debtors and the Required Second Lien Creditors, shall not have such indemnification obligations assumed.

Claims of the Debtors	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released (a) by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet or (b) pursuant to the Plan, the Confirmation Order, the Cash Collateral Order or other order of the Bankruptcy Court, each to the extent applicable.

Director, Officer, Manager, and Employee Tail Coverage	On or before the Effective Date, to the extent not already obtained, the Debtors will obtain sufficient liability insurance policy coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement.

Conditions Precedent to Confirmation and Effectiveness

The following shall be conditions precedent to Confirmation:

(i)     the Bankruptcy Court shall have entered the Disclosure Statement Order;

(ii)    the Bankruptcy Court shall have entered the Confirmation Order; and

(iii)  the Confirmation Order shall:

a.      authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

b.      decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

c.      authorize the Debtors and Reorganized Debtors, as applicable/necessary, to: (i) implement the Restructuring Transactions; (ii) issue and distribute the New Common Stock, the New First Lien Exit Facility, the New Convertible

Debt, the Rights, the Warrants, and the New Building Note (each as applicable), each pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) pay $35 million to the Lenders under the First Lien Credit Agreement; (iv) make all distributions and issuances as required under the Plan, the New Common Stock, the New First Lien Exit Facility, the New Convertible Debt, the Rights, the Warrants, and the New Building Note (each as applicable); and (v) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Employee Incentive Plan;

d.      provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

e.      contain the release, injunction, and exculpation provisions contained in this Term Sheet.

(iv)   the aggregate Allowed amount of Administrative Claims, Other Priority Claims and other non-dischargeable claims (excluding Professional Fee Claims incurred by persons or firms retained by the Debtors, the Consenting Creditors, the First Lien Credit Agreement Agent and the Creditors’ Committee, or ordinary course trade obligations) shall not exceed $50 million, without the consent of the Required Consenting Creditors;

(v)    the aggregate (i) Allowed amount of Unsecured Non-Note Claims, (ii) Unsecured Non-Note Claims estimated by the Court for distribution purposes, and (iii) ascribed value of unliquidated, contingent, and disputed Unsecured Non-Note Claims in an order fixing a pro-rata disputed claims reserve (or otherwise reserved) in connection with confirmation of the Plan shall not exceed $200 million (the “GUC Cap”), provided, however, that in the event that any claims related to In re SandRidge Energy, Inc. Securities Litigation and Duane & Virginia Lanier Trust v. SandRidge Energy, Inc., et al. are Allowed or otherwise determined by Court order to be General Unsecured Claims and not subject to expungement or subordination, then the GUC Cap shall be increased to $275 million;provided, further, that the Debtors may modify the Plan, in a manner agreed upon by the Debtors and the Consenting Second Lien Creditors, to provide for an increased recovery to the Consenting Unsecured Creditors, in the form of a combination of Warrants, New Common Stock, New Building Note, and cash, in the same proportion of the consideration as provided for herein, that would provide the Consenting Unsecured Creditors the same pro rata recovery that they would have received under the Plan (assuming the valuations provided for under the Plan and the Disclosure Statement) if the Allowed amount of General Unsecured Claims were equal to the GUC Cap; and

(i) the Restructuring Support Agreement shall not have been terminated.

Conditions Precedent to the Effective Date

The following shall be conditions precedent to the Effective Date:

(i)     the Confirmation Order shall have been duly entered and shall not (A) have been reversed or vacated, (B) be subject to a then effective stay, or (C) without the consent of the Required Consenting Creditors, have been modified or amended;

(i)     the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(ii)    the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall be in form and substance as required under the Restructuring Support Agreement, and shall have been filed in a manner consistent with the Restructuring Support Agreement;

(iii)  all Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court; and

(iv)   the Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan and the Restructuring Support Agreement.

CORPORATE GOVERNANCE PROVISIONS/SECTION 1145 EXEMPTION

Charter; Bylaws; Corporate Governance

Corporate governance for Reorganized SandRidge or any of its subsidiaries, including charters, bylaws, operating agreements, or other organization or formation documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code, as applicable, and in form and substance reasonably acceptable to the Debtors and the Required Second Lien Creditors. The Debtors and the Consenting Second Lien Creditors shall reasonably consult with the Consenting Unsecured Creditors regarding minority protections in the Reorganized SandRidge corporate governance documents.

The Reorganized SandRidge Board will be composed of five members as of the Effective Date as follows: (a) one will be Reorganized SandRidge’s chief executive officer; and (b) four will be nominated by the Required Second Lien Creditors; provided, however, that, if any one New Equity Party funds or backstops $100 million or more of the Rights Offering, an additional member will be added to the Reorganized SandRidge Board nominated by such New Equity Party.

Exemption from SEC Registration	The issuance of all securities in connection with the Plan, including the New Common Stock, the New First Lien Exit Facility, the New Convertible Debt, the Rights, the Warrants, and the New Building Note (each as applicable) will be exempt from SEC registration to the fullest extent permitted by law. The Debtors and the Reorganized Debtors, as applicable, will use commercially reasonable efforts to cause the New Common Stock to be listed for trading on a national securities exchange on or as soon as reasonably practicable after the Effective Date.

GENERAL PROVISIONS REGARDING THE PLAN

Subordination	The classification and treatment of Claims under the Plan shall settle and compromise the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be released pursuant to the Plan.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate, consistent with the Restructuring Support Agreement, to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided in this Term Sheet, the Restructuring Support Agreement or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents	On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Executory Contracts and Unexpired Leases	Except as otherwise provided in this Term Sheet or the Restructuring Support Agreement, the Debtors shall assume or reject, as the case may be, executory contracts and unexpired leases in the Plan Supplement in form and substance reasonably acceptable to the Required Consenting Creditors; provided, however, that the Debtors shall consult and reasonably cooperate with the Consenting Creditors with respect to the assumption or rejection of such contracts and leases.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.

Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, or that any Holder of any Claim or Interest could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(a)    the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)    any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)    the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or

(d)    any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date;

provided, however, that the foregoing shall not include any claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Releases by Holders of Claims and Interests of the Debtors	As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part:

(a)    the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement;

(b)    any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, or the Plan;

(c)    the Chapter 11 Cases, the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; or

(d) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date;

provided, however, that the foregoing shall not include claims or liabilities arising out of or relating to any act or omission of a Debtor, Reorganized Debtor, or Released Party that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunctions	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

[Exhibits follow.]

EXHIBIT A

DEFINITIONS

Term	Definition
Administrative Claim	A Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Affiliate	With respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

Allowed	With respect to any Claim or Interest: (a) a Claim or Interest as to which no objection has been filed and that is evidenced by a Proof of Claim or Interest, as applicable, timely filed by the applicable Bar Date or that is not required to be evidenced by a filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date. No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

Alternative Transaction	Any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity) workout, plan of arrangement, plan of reorganization or any restructuring of any Debtor, that is inconsistent with the Restructuring Transactions.

Bankruptcy Code	Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

Bankruptcy Court	As defined in the Introduction.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court.

Term	Definition

Bar Date	The date established by the Bankruptcy Court by which Proofs of Claim must be filed with respect to such Claims, as may be ordered by the Bankruptcy Court.

Bridge Period	As defined in Exhibit D.

Cash Collateral Orders	The interim and final orders, as applicable, in form and substance as required under the Restructuring Support Agreement, entered by the Bankruptcy Court to permit the Debtors to use cash collateral on the terms set forth in Exhibit D.

Cause of Action	Any claims, Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

Chapter 11 Cases	When used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

Claim	As defined in section 101(5) of the Bankruptcy Code against a Debtor.

Class	A category of Holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan, this Term Sheet, and the Restructuring Support Agreement.

Confirmation Order	The order, in form and substance as required under the Restructuring Support Agreement, entered by the Bankruptcy Court confirming the Plan.

Consenting Creditors	As defined in the Restructuring Support Agreement.

Consenting Second Lien Creditors	As defined in the Restructuring Support Agreement.

Consenting Unsecured Creditors	As defined in the Restructuring Support Agreement.

Term	Definition

Consummation	The occurrence of the Effective Date.

Conversion Date	As defined in Exhibit E.

Conversion Equity	The New Common Stock to be issued upon conversion of the New Convertible Debt in accordance with Exhibit E, subject to dilution by the Employee Incentive Plan, the Rights Offering Equity, and the Warrants.

Creditors’ Committee	The official committee of unsecured creditors, if any, appointed in the Chapter 11 Cases.

Debtors	As defined in the Introduction.

Disallowed	Any Claim that is not Allowed.

Disclosure Statement	The disclosure statement for the Plan, including all exhibits and schedules thereto and references therein that relate to the Plan that is prepared and distributed in accordance with this Term Sheet, the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and which shall be in form and substance as required under the Restructuring Support Agreement.

Disclosure Statement Order	The order entered by the Bankruptcy Court, in form and substance as required under the Restructuring Support Agreement, approving the Disclosure Statement.

Effective Date	The date selected by the Debtors for the Consummation of the Plan, or as soon thereafter as reasonably practicable.

Employee Compensation and Benefits	The Employee Compensation, Expense Reimbursements, Non- Insider Employee Incentive Programs, Health and Welfare Programs, Paid Leave and Unpaid Leave, and Non-Insider Severance Programs (each as defined in the Wages Motion (including as the Wages Motion would apply to Insiders, notwithstanding any exclusion of Insiders from the relief requested in the Wages Motion)).

Employee Incentive Plan	The Reorganized Debtors’ employee incentive plan to be implemented on the Effective Date, which will, subject to approval by the Reorganized SandRidge Board, (a) include restricted stock and options providing for an aggregate of up to 10% pro forma ownership percentage of equity securities in Reorganized SandRidge, including, but not limited to, New Common Stock, and options and similar Securities, which equity securities will be protected from dilution from the Conversion Equity, the Rights Offering Equity, and the Warrants; and (b) otherwise contain terms and conditions generally consistent with those prevailing in the market that are in form and substance reasonably acceptable to the Reorganized Debtors and the Required Second Lien Creditors.

Employment Contracts	As defined in Material Terms of the Restructuring.

Term	Definition

Employment Obligations	The Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, bonuses, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, and managers, including executive compensation programs and all existing compensation arrangements for such employees of the Debtors, as well as for the chairman of the restructuring committee of the board of directors, in each case on the current terms of such arrangements as may be modified from time to time in the ordinary course of business.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Estate	As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties	Collectively, and in each case in its capacity as such: (a) the Debtors and Reorganized Debtors; (b) Holders of First Lien Credit Agreement Claims; (c) Holders of Second Lien Note Claims; (d) the First Lien Credit Agreement Agent; (e) the Second Lien Notes Trustee; (f) Holders of Unsecured Note Claims; (g) the Unsecured Senior Notes Trustee; (h) the Unsecured Convertible Notes Trustee; (i) the Arrangers (as defined in the First Lien Credit Agreement); (j) with respect to each of the foregoing entities in clauses (a) through (i), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, funds, portfolio companies, management companies, and (k) with respect to each of the foregoing Entities in clauses (a) through (j), each of their respective current and former directors, employees, officers, members, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (k), each solely in their capacity as such).

Existing Common Stock	Any Interests in SandRidge outstanding as of the Petition Date other than Existing Preferred Stock.

Existing Preferred Stock	Collectively: (a) the 8.5% convertible perpetual preferred stock in SandRidge and (b) the 7.0% convertible perpetual preferred stock in SandRidge.

Term	Definition

Final Order	An order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

First Lien Credit Agreement	The Fourth Amended and Restated Credit Agreement, dated as of June 10, 2015 (as amended from time to time), by and among: SandRidge, as the borrower; certain of SandRidge’s subsidiaries, as guarantors; the First Lien Credit Agreement Agent; and the First Lien Credit Agreement Lenders.

First Lien Credit Agreement Agent	Royal Bank of Canada, in its capacity as administrative agent under the First Lien Credit Agreement, and any successor thereto.

First Lien Credit Agreement Claims	Any Claim derived from or based upon the First Lien Credit Agreement (including the revolver and letter of credit facility).

First Lien Credit Agreement Lenders	The lending institutions party from time to time to the First Lien Credit Agreement.

General Unsecured Claim	Collectively, the Unsecured Non-Note Claims and Unsecured Note Claims.

Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Insider	As defined in section 101(31) of the Bankruptcy Code.

Intercompany Claim	A Claim by any Debtor against SandRidge or any direct or indirect subsidiary of SandRidge.

Intercompany Interest	An Interest in any Debtor other than SandRidge.

Intercreditor Agreement	The Intercreditor Agreement, dated as of June 10, 2015 (as amended from time to time), by and among the First Lien Credit Agreement Agent; and the Second Lien Notes Trustee; and acknowledged by SandRidge and certain of SandRidge’s subsidiaries.

Term	Definition

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

Liquidation Recovery	The amount creditors in such class would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code as of the Effective Date, as set forth in the liquidation analysis of the Disclosure Statement, unless otherwise ordered by Final Order.

New Building Note	The new mortgage note issued by the Reorganized Debtors on the terms set forth in Exhibit G.

New Common Stock	The new publicly-tradable shares of common stock in Reorganized SandRidge to be issued and distributed under the Plan.

New Convertible Debt	The new convertible debt issued by the Reorganized Debtors on the terms set forth in Exhibit E.

New Convertible Debt Make-Whole Amount	Conversion Equity in an amount equal to the difference between 46.5% of the aggregate amount of New Common Stock and 26.1% of the New Common Stock on the Effective Date, less the amount of the accrued interest up to the date of the conversion of the New Convertible Debt.

New Equity Parties	As defined in Exhibit F.

New First Lien Exit Facility	The new first lien credit facility shall have the terms set forth in Exhibit C.

Non-Consensual Cash Collateral Hearing	As defined in Exhibit D.

Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim against any of the Debtors, other than a First Lien Credit Agreement Claim or Second Lien Note Claim.

Person	An individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

Petition Date	The date on which the Debtors commenced the Chapter 11 Cases, which shall occur no later than May 31, 2016.

Plan	As defined in the Introduction.

Plan Supplement	The compilation of documents and forms of documents, schedules, and exhibits to the Plan filed by the Debtors.

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Term	Definition

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

Professional	An entity employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the confirmation date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

Professional Fee Claims	All Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

Professional Fee Escrow Account	An interest-bearing account in an amount equal to the total estimated amount of Professional Fee Claims and funded by the Debtors on the Effective Date.

Pro Rata	The proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in that Class, or the proportion of the Claims or Interests in a particular Class and other Classes or payments entitled to share in the same recovery as such Claim or Interest under the Plan.

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Released Parties	Collectively, and in each case in its capacity as such: (a) Holders of First Lien Credit Agreement Claims; (b) Holders of Second Lien Note Claims; (c) the First Lien Credit Agreement Agent; (d) the Second Lien Notes Trustee; (e) Holders of Unsecured Note Claims; (f) the Unsecured Senior Notes Trustee; (g) the Unsecured Convertible Notes Trustee; (h) the Arrangers; (i) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (h), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, funds, portfolio companies, management companies, and (j) with respect to each of the foregoing Entities in clauses (a) through (i), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (j), each solely in their capacity as such); and (k) the Depository Trust Company; provided, however, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

Term	Definition

Releasing Parties	Collectively, and in each case in its capacity as such: (a) Holders of First Lien Credit Agreement Claims; (b) Holders of Second Lien Note Claims; (c) the First Lien Credit Agreement Agent; (d) the Second Lien Notes Trustee; (e) Holders of Unsecured Note Claims; (f) the Unsecured Senior Notes Trustee; (g) the Unsecured Convertible Notes Trustee; (h) the Arrangers; (i) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (h), each such Entity’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), subsidiaries, funds, portfolio companies, management companies, and (j) with respect to each of the foregoing Entities in clauses (a) through (i), each of their respective current and former directors, officers, members, employees, partners, managers, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, and other professional advisors (with respect to clause (j), each solely in their capacity as such); (k) all Holders of Claims and Interests that are deemed to accept the Plan; (l) all Holders of Claims and Interests who vote to accept the Plan; and (m) all Holders in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

Reorganized SandRidge	SandRidge, as reorganized pursuant to and under the Plan or any successor thereto. Reorganized SandRidge shall be a Delaware corporation (unless determined otherwise by the Consenting Second Lien Creditors).

Reorganized SandRidge Board	The board of directors of Reorganized SandRidge on and after the Effective Date.

Required Consenting Creditors	As defined in the Restructuring Support Agreement.

Required Second Lien Creditors	As defined in the Restructuring Support Agreement.

Restructuring	As defined in the Introduction.

Restructuring Support Agreement	That certain Restructuring Support and Lock-Up Agreement, by and among the Debtors, and certain Holders of Claims and Interests, including all exhibits and schedules attached thereto.

Restructuring Transactions	Those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Consenting Creditors reasonably determine to be necessary to implement the Plan.

Rights	The right to subscribe to up to $150 million of Rights Offering Equity pursuant to the Rights Offering.

Term	Definition

Rights Offering	The rights offering to purchase or subscribe to the Rights Offering Equity on the terms set forth in Exhibit F.

Rights Offering Equity	As defined in Exhibit F.

SandRidge	As defined in the Introduction.

SEC	The Securities and Exchange Commission.

Second Lien Note Claim	Any Claim derived from or based upon the Second Lien Notes.

Second Lien Notes	The 8.75% second lien notes due June 1, 2020, issued by SandRidge pursuant to the Second Lien Notes Indenture.

Second Lien Notes Indenture	That certain Indenture, dated June 10, 2015, by and among SandRidge, as issuer; certain of SandRidge’s subsidiaries, as guarantors; and the Second Lien Notes Trustee.

Second Lien Notes Trustee	U.S. National Bank Association, in its capacity as indenture trustee under the Second Lien Notes, or any successor thereto.

Section 510(b) Claims	Claims subject to subordination under section 510(b) of the Bankruptcy Code, and any Claim for or that arises from the rescission of a purchase, sale, issuance or offer of a Security of any of the Debtors, or for damages arising from the purchase of sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

Secured	When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Securities Act	The Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

Security	A security as defined in section 2(a)(1) of the Securities Act.

Springing Event	As defined in Exhibit E.

Term Sheet	As defined in the Introduction.

Termination Declaration	As defined in Exhibit D.

Termination Declaration Date	As defined in Exhibit D.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Term	Definition

Unsecured 2020 Senior Notes	The 8.75% unsecured notes due January 15, 2020, issued pursuant to that certain Indenture dated December 16, 2009, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

Unsecured 2021 Senior Notes	The 7.5% unsecured notes due March 15, 2021, issued pursuant to that certain Indenture dated March 15, 2011, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

Unsecured 2022 Convertible Notes	The 8.125% convertible notes due October 16, 2022, issued pursuant to that certain Indenture dated April 17, 2012, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors; and the Unsecured Convertible Notes Trustee.

Unsecured 2022 Senior Notes	The 8.125% unsecured notes due October 15, 2022, issued pursuant to that certain Indenture dated April 17, 2012, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

Unsecured 2023 Convertible Notes	The 7.5% convertible notes due February 16, 2023, issued pursuant to that certain Indenture dated August 19, 2015, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors; and the Unsecured Convertible Notes Trustee.

Unsecured 2023 Senior Notes	The 7.5% unsecured notes due February 15, 2023, issued pursuant to that certain Indenture dated August 20, 2012, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors; and the Unsecured Senior Notes Trustee.

Unsecured Claim	Any Claim that is not a Secured Claim.

Unsecured Convertible Notes	Collectively: (a) the Unsecured 2022 Convertible Notes; and (b) the Unsecured 2023 Convertible Notes.

Unsecured Convertible Notes Trustee	U.S. National Bank Association, in its capacity as indenture trustee under the Unsecured Convertible Notes, and any successor thereto.

Unsecured Non-Note Claim	Any Unsecured Claim that is not an Unsecured Note Claim.

Unsecured Note Claim	Any Claim derived from or based upon the Unsecured Notes.

Unsecured Notes	Collectively: (a) the Unsecured Senior Notes; and (b) the Unsecured Convertible Notes.

Unsecured Senior Notes	Collectively: (a) the Unsecured 2020 Senior Notes; (b) the Unsecured 2021 Senior Notes; (c) Unsecured 2022 Senior Notes; and (d) Unsecured 2023 Senior Notes.

Term	Definition

Unsecured Senior Notes Indentures	Those certain Indentures, dated December 16, 2009, March 15, 2011, April 17, 2012, and August 20, 2012, respectively, by and among SandRidge, as issuer; certain of SandRidge’s Subsidiaries, as guarantors, in each case; and the Unsecured Senior Notes Trustee.

Unsecured Senior Notes Trustee	Wells Fargo Bank, N.A., in its capacity as indenture trustee under the Unsecured Senior Notes, and any successor thereto.

Wages Motion	The motion to be filed on the first day of the Chapter 11 Cases, in form and substance as required under the Restructuring Support Agreement, among other things, describing the Employment Obligations.

Waiver	The waiver on the terms and conditions set forth in Section 13 of the Restructuring Support Agreement.

Warrants	The new warrants for New Common Stock substantially on the terms set forth on Exhibit H.

EXHIBIT B

SUBSIDIARIES PARTY TO RESTRUCTURING

4th Street Properties, LLC

Black Bayou Exploration, L.L.C.

Braniff Restaurant Holdings, LLC

CEBA Gathering, LLC

CEBA Midstream GP, LLC

CEBA Midstream, LP

Cholla Pipeline, L.P.

Cornhusker Energy, L.L.C.

FAE Holdings 389322R, LLC

Integra Energy, L.L.C.

Lariat Services, Inc.

MidContinent Resources, LLC

Mistmada Oil Company, Inc.

Piñon Gathering Company, LLC

Sabino Exploration, LLC

Sagebrush Pipeline, LLC

SandRidge CO2, LLC

SandRidge Exploration and Production, LLC

SandRidge Holdings, Inc.

SandRidge Midstream, Inc.

SandRidge Operating Company

SandRidge Realty, LLC

Sierra Madera CO2 Pipeline, LLC

WTO Gas Gathering Company, LLC

EXHIBIT C

NEW FIRST LIEN EXIT FACILITY TERM SHEET

[SEPARATELY ATTACHED]

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF RESTRUCTURING OF FOURTH

AMENDED AND RESTATED CREDIT AGREEMENT OF SANDRIDGE ENERGY, INC.

The terms and conditions set forth in this term sheet and any related exhibits, schedules and/or annexes (collectively, the “Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed restructuring (the “Restructuring”) of the Fourth Amended and Restated Credit Agreement, entered into as of June 10, 2015 (the “Existing Credit Agreement”; capitalized terms used but not defined in this Term Sheet shall have the meanings ascribed to such terms in the Existing Credit Agreement), among SandRidge Energy, Inc., a Delaware corporation (the “Borrower”), each Lender from time to time party thereto and Royal Bank of Canada, as Administrative Agent, Swing Line Lender and L/C Issuer. The Restructuring shall be implemented by the Borrower and the Loan Parties commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11, United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Neither the Borrower nor any of its subsidiaries or affiliates is authorized to disclose this Term Sheet to any person other than its affiliates and their respective professional advisors, who shall agree to maintain its confidentiality. For purposes of this Term Sheet, “RSA” refers to the restructuring support agreement to which this Term Sheet is attached.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet does not contain all the terms, conditions, and other provisions of the proposed Restructuring and the other transactions contemplated by this Term Sheet are subject to conditions to be set forth in definitive documents for the Facility (the “Financing Documentation”). This Term Sheet is not meant to be, nor shall it be construed as, an attempt to describe all of, or the specific phrasing for, the provisions of the Financing Documentation, and is intended only to outline principal terms to be included in, or otherwise consistent with, the Facility. This Term Sheet is not, and shall not be deemed to be, a commitment, agreement, offer or assurance to provide or arrange any financing on these or any other terms and conditions.

Revolving Credit Facility:	After giving effect to payment of certain amounts outstanding under the Existing Credit Agreement as described herein, upon the consummation of the Restructuring, the amounts outstanding under the Existing Credit Agreement (net of any permanent paydowns on or before the consummation of the Restructuring) shall be converted into a $425,000,000 million reserve-based revolving credit facility (the “Revolving Credit Facility”), among the Borrower and the existing lenders party thereto (the “Lenders”), as described herein.

Borrower:	SandRidge Energy, Inc.

Guarantors:	The current Guarantors under the Existing Credit Agreement and certain other subsidiaries of any Borrower to be agreed (each a “Guarantor” and collectively, the “Guarantors” and, together with the Borrower, each a “Credit Party” and together the “Credit Parties”).

Administrative Agent:	Royal Bank of Canada (in such capacity, the “Administrative Agent”).

Petition Date:	The Credit Parties shall commence the Chapter 11 Cases in the Bankruptcy Court on or prior to May 31, 2016. Upon the execution of the RSA and the effectiveness of the waivers under the Existing Credit Agreement contained therein, on or prior to May 6, 2016, the Administrative Agent shall have received, for the benefit of the Lenders, a payment of $40,000,000 to permanently reduce the outstanding principal amount of the Loans (and there shall be a corresponding reduction in the Lenders’ Commitments thereunder).

Unused Line Fee:	Same as under Existing Credit Facility.

Interest Rate:	LIBOR + 475 basis points (with a LIBOR floor at 1%), at the end of the applicable interest period (but in any event, no less than every three months).

Maturity:	The earlier of (x) March 31, 2020 or (y) 40 months from the effective date of the Restructuring (such effective date, the “Restructuring Effective Date”).

Collateral:	The Revolving Credit Facility and interest rate protection, commodity trading or hedging, currency exchange or other hedging or swap arrangements permitted under the Financing Documentation and entered into with any Lender or any affiliate of a Lender, shall, in each case, be secured by valid, perfected first priority liens on the following assets of the Borrower and the other Credit Parties, including (a) a first-priority perfected pledge of all the capital stock of each Credit Party and their respective wholly-owned subsidiaries, (b) a first-priority perfected security interest in the cash, cash equivalents, deposit, securities and similar accounts of the Credit Parties, subject to customary exceptions to be mutually agreed (in each case, subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent or held at accounts with the Administrative Agent), (c) a first-priority perfected security interest in substantially all other tangible (other than the Borrower’s headquarters in Oklahoma City) and intangible assets of the Credit Parties (including but not limited to as-extracted collateral, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property and the proceeds of the foregoing) and (d) first-priority perfected real property mortgages on oil and gas reserves of the Credit Parties located in the United States (including, without limitation, the oil and gas properties of the Credit Parties located in the North Park Basin (the “North Park Basin Reserves”)) identified in the Reserve Report (as defined herein) most recently delivered (at all times) to the Administrative Agent (collectively, the “Borrowing Base Properties”), which security interest shall cover not less than 95% of the PV-9 Pricing of the proved developed producing and 95% of the PV-9 Pricing of all Proved Reserves included in the most recently delivered Reserve Report (the “Mortgaged Properties”).

Cash Collateral Account:	From and after the Restructuring Effective Date until the expiration and/or termination of the Protected Period (as defined below), $50,000,000 of cash to be held as cash collateral (the “Post-Restructuring Cash Collateral Account”) in an account maintained with (or otherwise subject to lock-box control mechanics satisfactory to) the Administrative Agent; provided, that (a)(i) $12,500,000 of the proceeds held in the Post- Restructuring Cash Collateral Account shall be released to the Borrower upon delivery by the Borrower to the Administrative Agent of a business plan that has negative cash flow no greater than the current business plan referred to as the “NorthPark Focused” case, dated March 3, 2016, or a business plan otherwise reasonably acceptable to the Administrative Agent with respect to the post-Restructuring Effective Date operations of the Borrower and (ii) an additional $12,500,000 of the proceeds held in the Post-Restructuring Cash Collateral Account shall be released to the Borrower upon the satisfaction by the Borrower of certain milestones (as mutually agreed to by the Borrower and Administrative Agent) set forth in such business plan for a consecutive two fiscal quarter period (on a cumulative basis) or (b) if the amounts referred to in clause (a)(i) and/or (a)(ii) above are not released to Borrower pursuant to the conditions set forth therein, up to $25,000,000 (less any amounts released in accordance with clauses (a)(i) and (a)(ii) above) upon the Borrower’s meeting the PDP Asset Coverage Ratio of 2.0:1.0 at any time subsequent to nine months following the Restructuring Effective Date.

Upon the expiration and/or termination of the Protected Period and if no Default or Event of Default has occurred and is then continuing, all remaining proceeds held in the Post-Restructuring Cash Collateral Account shall be released to the Borrower (subject to compliance with the Borrowing Base).

Documentation:	The Financing Documentation shall be negotiated in good faith and shall be substantially consistent with the Existing Credit Agreement, with such changes as are necessary to take into account (i) administrative changes reasonably requested by the Administrative Agent and as mutually agreed by the Borrower and the Administrative Agent, (ii) operational and strategic requirements of the Borrower and its subsidiaries as mutually agreed by the Borrower and the Administrative Agent, (iii) prevailing market terms for other reserve-based revolving credit facilities and (iv) such other changes as may be mutually agreed by the Borrower and the Administrative Agent.

Conditions Precedent to Closing Date:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, Conditions Precedent to Closing Date with respect to: (a) minimum Liquidity (which shall include cash and cash equivalents and any amounts held in the Post- Restructuring Cash Collateral Account) on the Restructuring Effective Date of no less than $300,000,000; (b) the execution of mortgages and/or mortgage amendments or supplements evidencing the granting of first-priority perfected real property mortgages on the Mortgaged Properties; (c) delivery of account control agreements in form and substance reasonably satisfactory to the Administrative Agent with respect to the deposit, securities and other accounts of the Credit Parties (subject to customary exceptions to be mutually agreed) or movement of deposit, securities and other accounts to the Administrative Agent’s institution; (d) receipt by the Administrative Agent of title and environmental information consistent with usual and customary standards for reserve-based credit facilities and the geographic regions in which the oil and gas properties of the Credit Parties are located, taking into account the size, scope and number of leases and wells of the Credit Parties, such that the Administrative Agent shall be reasonably satisfied with title with respect to at least 70% of the total PV-9 Pricing of the Proved Reserves attributable to the Mortgaged Properties, subject to customary exceptions to be agreed; (e) the receipt by the Administrative Agent of a chapter 11 plan of reorganization substantially similar in all respects to the Plan described in the RSA in form and substance reasonably satisfactory to it (the “Plan”); (f) the occurrence of the “Plan Effective Date” and the entry of a confirmation order in form and substance reasonably satisfactory to the Administrative Agent with respect to the Plan, which confirmation order shall not have been vacated, reversed, modified, amended or stayed; (g) the preparation, authorization and execution of the Financing Documentation, in each case, in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Lenders; (h) the payment of all fees and expenses (including reasonable and documented fees and expenses of counsel) required to be paid to the Administrative Agent and the Lenders on or before the Restructuring Effective Date, to the extent invoiced at least one business day prior to the Restructuring Date; (i) receipt by the Administrative Agent of (A) satisfactory opinions of counsel to the Borrower and the Guarantors, addressing such matters as the Administrative Agent shall reasonably request, including, without limitation, due authorization, execution, delivery and enforceability of all Financing Documentation, compliance with laws and regulations and the perfection of all security interests purported to be granted and (B) customary corporate records, documents from public officials and officers’ certificates, in each case, which shall have been delivered and reviewed to the satisfaction of the Administrative Agent; (j) receipt by the Administrative Agent of evidence of insurance in accordance with the Financing Documentation; (k) the accuracy in all material respects of all representations and warranties set forth in the Financing Documentation (provided that any such representations and warranties that are qualified as to materiality, shall be true and correct in all respects; and (l) the absence of any default or event of default under the Financing Documentation.

Ongoing Conditions Precedent:	Customary conditions to borrowing consistent with the Existing Credit Agreement.

Borrowing Base:	The Borrowing Base for the Revolving Credit Facility, at any time, shall be based on the loan value of the Credit Parties’ proved oil and gas reserves expected to be produced from any Borrowing Base Properties (as defined below) included in a Reserve Report (as defined below) and located within the geographic boundaries of the United States, as approved by the Administrative Agent and the Requisite Lenders (to be defined in a customary manner to be agreed) (or, in the case of any increase in the Borrowing Base, each Lender) in good faith in accordance with their respective customary and prudent standards for oil and gas lending and credit transactions as they exist at the time of such determination (the “Borrowing Base”); provided that the determination of the Borrowing Base shall take into account the Credit Parties’ hedge and swap positions.

Beginning on the expiration and/or termination of the Protected Period, the Borrowing Base shall be redetermined semi-annually on or about May 1 and November 1 of each year based upon a reserve report prepared as of the immediately preceding December 31 and June 30, respectively, and other related information, and delivered on or before April 1 and October 1, respectively (each such report (including the Initial Reserve Report), a “Reserve Report”) and other related information, if any, reasonably requested by the Administrative Agent; provided, however, notwithstanding anything to the contrary contained herein (including, without limitation, any calculation of the Borrowing Base and any scheduled or elective redetermination), but subject to, in all cases, the immediately succeeding sentence, the Borrowing Base shall not be redetermined from the Restructuring Effective Date through the October 2018 scheduled redetermination date (such period, the “Protected Period”) unless the Borrower has otherwise elected to terminate the Protected Period (in which case the Protected Period shall terminate on such date of election). For the avoidance of doubt, the occurrence of one or more events set forth in the “Borrowing Base Adjustments” provision below shall result in an adjustment to the Borrowing Base, notwithstanding the existence of the Protected Period; provided, that, for the avoidance of doubt, these adjustments shall be limited to the effects of the transactions described in the “Borrowing Base Adjustments” provisions below and shall not include changes in the Reserve Report vis-à-vis continuing properties or changes in the Lenders’ price decks.

Following the expiration and/or termination of the Protected Period, the Borrowing Base may be increased or decreased in connection with any scheduled or elective redetermination. From the Restructuring Effective Date forward including during the Protected Period, the Reserve Reports prepared as of June 30 of each year may be prepared internally by the chief petroleum engineer of the Borrower and its subsidiaries, and the Reserve Reports prepared as of December 31 of each year shall be prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent.

Notwithstanding anything herein to the contrary, on the Closing Date, the Borrowing Base shall be $425,000,000.

Following the first scheduled redetermination after the expiration of the Protected Period, an unscheduled redetermination of the Borrowing Base may be made at the request of the required lenders not more than once in any fiscal year or the Borrower not more than twice in any fiscal year.

If, at any time, in connection with any redetermination of the Borrowing Base following the Protected Period, there exists a borrowing base deficiency (a “Borrowing Base Deficiency”), then such deficiency shall be addressed in a manner consistent with the Existing Credit Agreement.

Borrowing Base Adjustments:	In addition to the foregoing semi-annual and unscheduled redeterminations, after the Restructuring Effective Date, the Borrowing Base will also be subject to adjustments in such amount equal to the actual Borrowing Base value decrease resulting from the following transactions referred to below between scheduled redeterminations in connection with (i) any early monetization or early termination of any hedge or swap positions relied on by the Lenders in determining the Borrowing Base, (ii) any sale or other disposition of Borrowing Base Properties, the effect of which early monetization or early termination or sale or other disposition of Borrowing Base Properties would, when taken together with all other early monetizations or early terminations of any hedge or swap position and/or asset sales, as applicable, since the last redetermination of the Borrowing Base, be a reduction in the Borrowing Base then in effect in excess of 5% of the then-current Borrowing Base or (iii) the incurrence of “permitted additional debt” or any junior lien debt (including any springing secured convertible debt contemplated in the RSA), in which case the Borrowing Base shall be adjusted by $0.25 for every $1.00 of such indebtedness incurred (provided that no such adjustment shall be required in connection with convertible debt contemplated by the RSA to the extent such debt is not secured debt).

Voluntary Prepayments:	Consistent with the Existing Credit Agreement, voluntary prepayments of the borrowings under the Revolving Credit Facility will be permitted at any time, in minimum principal amounts and increments to be agreed, without premium or penalty, but subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Mandatory Prepayments:	Consistent with the Existing Credit Agreement, certain mandatory prepayments shall be required in connection with certain events.

Letter of Credit Capacity:	The Borrower shall be permitted to issue up to $20,000,000 of letters of credit with one or more Lenders or affiliates of Lenders that agree in their sole discretion to issue such letters of credit; provided that such letters of credit shall otherwise be on terms and conditions reasonably satisfactory to the applicable issuing bank and consistent with the Existing Credit Agreement; provided that any existing letters of credit under the Existing Credit Agreement shall be “rolled” over into the Revolving Credit Facility.

Representations and Warranties:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, representations and warranties in respect of: existence, qualification and power; authorization; no contravention; governmental authorization and other consents; binding effect; financial statements; no material adverse effect; litigation; no default or event of default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries, equity interests and loan parties; Federal Reserve margin regulations; Investment Company Act; disclosure; compliance with laws; solvency; casualty and other similar events; labor matters; collateral documents; engineered oil and gas properties; sale of production; OFAC; anti-corruption laws; and the PATRIOT Act.

Affirmative Covenants:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, affirmative covenants with respect to: delivery of financial statements (it being understood and agreed that the Financing Documentation will specifically (i) exclude any covenant or events of default as a consequence of any “going concern” or similar qualified audit opinion from the Restructuring Effective Date through the audit for Fiscal Year

2016 following the Restructuring Effective Date and (ii) include an exception to the requirement to deliver audited financials without a “going concern” or similar qualification with respect to any such qualification relating to an impending debt maturity with respect to the Revolving Credit Facility) and audit for Fiscal Year 2016; delivery of certificates and other information; customary notice requirements; payment of obligations; preservation of existence, good standing, etc., maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; covenant to guarantee obligations and give security; compliance with environmental laws; further assurances; production proceeds; antic-corruption, anti-terrorism and anti-money laundering laws; and cash management procedures.

Negative Covenants:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, negative covenants with respect to: liens; investments; indebtedness (which shall, in any event, permit the incurrence of “permitted additional debt” or any junior lien debt (including any springing secured convertible debt contemplated in the RSA (provided, that it is understood and agreed that the Protected Period shall terminate upon the springing of the lien securing the convertible debt contemplated in the RSA)) so long as the Borrowing Base is adjusted by $0.25 for every $1.00 of such indebtedness incurred (provided that no such adjustment shall be required in connection with convertible debt contemplated by the RSA to the extent such debt is not secured debt); fundamental changes; dispositions; restricted payments; changes in nature of business; transactions with affiliates; burdensome agreements; use of proceeds; hedge transactions (as set forth in greater detail below); sanctions; anti-corruption laws; prepayments of, and modifications to, restricted debt.

Restrictive Payments:	Other than in connection with the Revolving Credit Agreement and the existing convertible notes, no principal or interest payments shall be made to any other indebtedness for borrowed money from the date hereof to the Petition Date.

Financial Covenants:	Commencing with the first full fiscal quarter following the Restructuring Effective Date and ceasing to be effective at the expiration and/or termination of the Protected Period, limited to a minimum PDP Asset Coverage Ratio of 1.75:1.0 (defined as the ratio of (a) the PV9 Pricing of the Credit Parties’ proved developed producing reserves calculated using prices based on the last quoted forward month price of such period, as such prices are quoted on the NYMEX (or its successor) as of the date of determination, herein the “NYMEX Strip” to (b) the aggregate principal amount of revolving loan commitments under the Revolving Credit Agreement (not to exceed $425,000,000 for purposes of this financial covenant), but excluding any amounts held in the Post-Restructuring Cash Collateral Account.

`	Commencing with the first full fiscal quarter following the expiration and/or termination of the Protected Period: (a) a maximum Net Total Leverage Ratio (to be defined and set in a manner to be mutually agreed, but in any event excluding the convertible debt contemplated by the RSA) of 3.5:1.0 for Fiscal Year 2017 and Fiscal Year 2018, and 3.0:1.0 thereafter, and (b) a minimum Interest Coverage Ratio (to be defined and set in a manner to be mutually agreed) of 2.0:1.0.

There shall be equity cure provisions on terms to be mutually agreed.

Capital Expenditures:	At least 80% of the capital drilling and completion budget must be spent on Authorization for Expenditures (AFEs) that are associated with projects that have a minimum internal rate of return of not less than 15% (consistent with the Company’s AFEs process), which shall be reported on a quarterly basis contemporaneously with the delivery of Reserve Reports; provided, however, that the first quarterly report shall be made at the end of the second quarter following the Restructuring Effective Date.

Minimum Liquidity:	Commencing on the Restructuring Effective Date, the Credit Parties shall maintain at all times minimum Liquidity (cash and cash equivalents plus Borrowing Base availability) of $20,000,000 (excluding any amounts held in the Post- Restructuring Cash Collateral Account).

Commodity Hedging:

The Financing Documentation will include customary maximum hedging conditions based upon production levels to be agreed and substantially consistent with the Existing Credit Agreement.

It being understood and agreed that the commodity hedges in place prior to the Restructuring Effective Date shall (a) remain in effect following the Restructuring Effective Date and shall be “rolled” into the Revolving Credit Facility and (b) not be subject to rights of set-off.

Events of Default:	Consistent with the Existing Credit Agreement and shall include, for the avoidance of doubt, Events of Default with respect to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties; cross-default and cross-acceleration to material indebtedness in excess of an amount to be agreed; bankruptcy of the Borrower or any of its subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and a “change of control”.

Default Rate:	2.00% per annum and consistent with the Existing Credit Agreement.

Voting:	Consistent with the Existing Credit Agreement.

Amendments:	Consistent with the Existing Credit Agreement.

Assignments and Participations:	Consistent with the Existing Credit Agreement.

Yield Protection; Increased Costs:	Consistent with the Existing Credit Agreement with modifications to reflect provisions with respect to increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority).

Expenses; Indemnification:	Consistent with the Existing Credit Agreement.

Governing Law:	New York.

Advisors to Administrative Agent:	FTI Consulting, Inc., Paul Hastings LLP, local bankruptcy counsel and other advisors as may be agreed by the Borrower and the Administrative Agent.

EXHIBIT D

CASH COLLATERAL TERM SHEET

Term of Cash Collateral Use	Through the effective date of a plan of reorganization, except as otherwise terminated

Adequate Protection	•	Payment of interest to the First Lien Credit Agreement Lenders at the non-default contract rate and accrual of interest to the First Lien Credit Agreement Lenders at the default contract rate (in each case, from the date of filing through the confirmation date)

	•	Accrual of interest to holders of the Second Lien Notes at the non-default contract rate

	•	Payment of reasonable fees and expenses for each of the (i) First Lien Credit Agreement Agent and First Lien Credit Agreement Lenders, (ii) ad hoc group of Holders of Second Lien Notes, and (iii) ad hoc group of Holders of Unsecured Senior Notes, in each case including fees and expenses of counsel, financial and other reasonably necessary advisors

	•	Liens on unencumbered assets, replacement liens on all other assets and superpriority claims as provided for in section 507(b) of the Bankruptcy Code for any diminution in the value of the interest in collateral of the Holders of First Lien Credit Agreement Claims and the Second Lien Notes Claims. All liens perfected via cash collateral order.

	•	No senior or pari passu claims (other than those secured by valid and perfected senior pre-petition liens)

	•	Modification of automatic stay

Budget/Reporting	•	Reasonable budget covenant, including disbursements as set forth in a 13 week cash disbursements and receipts budget, subject in each case to any permitted non-conforming use, positive variance carry forward and permitted variance from receipts and disbursements.

	•	Reporting and periodic delivery of 13-week cash flows related to the budget

	•	Reporting consistent with the terms of the First Lien Credit Agreement

	•	Budget updated monthly

Covenants	•	Existing hedge agreements are not terminated and payments thereunder continue

	•	No other financial covenants

	•	Use of cash collateral for general corporate purposes in accordance with budget

	•	Delivery of updated third party engineering report as of December 31, 2016

Releases/Waivers	•	Customary stipulations regarding validity, perfection and priority of liens securing the First Lien Credit Agreement Claims and Second Lien Note Claims, subject to customary challenge period

	•	Customary stipulations regarding validity, priority and absence of defenses or counterclaims to First Lien Credit Agreement Claims and Second Lien Note Claims, subject to customary challenge period

	•	506(c) waiver and waiver of “equities of the case” exception under 552(b)

Carve Out	Customary professional fee carve out

Termination Events and Reservation of Rights	•	Customary termination events to be agreed among the Debtors and the Required Consenting Creditors

	•	If the Restructuring Support Agreement is terminated by the Consenting First Lien Creditors or the Consenting Second Lien Creditors pursuant to section 11.01(b), (c), (d), (e), (g), (j), (l), (m), (n), (p), (q), (s) or (t) based on an act caused by the Debtors, the Required First Lien Creditors and/or the Required Second Lien Creditors, as applicable, may declare a termination of the ability of the Debtors to use their cash collateral on a consensual basis under the Cash Collateral Order, except as otherwise expressly provided herein (any such declaration, a “Termination Declaration” and the date of such Termination Declaration, the “Termination Declaration Date”); provided, however, such terminating party may not issue a Termination Declaration on account of section 11.01(d) of the Restructuring Support Agreement until 45 days following the termination of the Restructuring Support Agreement

	•	The Debtors or such terminating Consenting Creditors shall be entitled to seek a hearing (the “Non-Consensual Cash Collateral Hearing”) with the Bankruptcy Court including on an expedited basis, seeking appropriate relief related to continued use of cash collateral on a non-consensual basis (the period between the Termination Declaration Date and five (5) business days after the Non-Consensual Cash Collateral Hearing, the “Bridge Period”)

	•	The Debtors may continue to use cash collateral during the Bridge Period

	•	The parties hereto reserve all rights and arguments that could be asserted at the Non-Consensual Cash Collateral Hearing

Enforcement of RSA		The interim and final Cash Collateral Orders shall provide that (a) the Required Consenting Creditors are authorized to take any steps necessary to effectuate the termination of the Restructuring Support Agreement, as applicable, including the sending of any applicable notices to the Debtors, notwithstanding section 362 of the Bankruptcy Code or any other applicable law, (b) the Debtors waive the applicability of the automatic stay to the giving of such notice, and (iii) no cure period contained in the Restructuring Support Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Consenting Creditors

EXHIBIT E

NEW CONVERTIBLE DEBT TERM SHEET

Indenture	Indenture among Reorganized SandRidge, as the issuer, TBD, as the indenture trustee, and the lenders and other trustee party thereto

Indenture Trustee	TBD

Principal Amount	$300 million

Maturity	Four years after the Effective Date

Interest Rate	15% per annum, payable in-kind semi-annually

Fees	None

Conversion Ratio	The New Convertible Debt will convert to the Conversion Equity, which shall equal 26.1% of the New Common Stock on the Effective Date and thereafter shall compound semi-annually at a rate of 15.0% per annum

Conversion Feature	The New Convertible Debt will convert to the Conversion Equity in accordance with the Conversion Ratio (plus the New Convertible Debt Make-Whole Amount) upon the earliest to occur of the following (the date of such conversion, the “Conversion Date”):

•    any bona fide arm’s length issuance by Reorganized SandRidge of the New Common Stock to third parties that are not shareholders of Reorganized SandRidge (or affiliates of shareholders of Reorganized SandRidge) for cash at a conversion ratio per share at least equal to the conversion ratio for the New Convertible Debt based on the value of the New Common Stock under the Plan before underwriting commissions, placement fees or similar expenses;

• 30 days’ written notice to Reorganized SandRidge from a majority of the holders of the New Convertible Debt;

• the first date on which the trailing 30-day average market value of the New Common Stock is 50% greater than the value of the New Common Stock under the Plan;

• the election of Reorganized SandRidge to prepay the New Convertible Debt;

• consummation of any permitted refinancing of the New First Lien Exit Facility;

•    consummation of any sale, merger, amalgamation, arrangement, restructuring, transfer, conversion, disposition, liquidation, dissolution, or other corporate transactions with respect to substantially all assets of Reorganized SandRidge; or

• the maturity date.

Guarantors	Same as under the Second Lien Notes Indenture

Collateral	• Springing liens upon delivery of a written notice by holders of 66 2/3% in principal amount of New Convertible Debt following the occurrence of a Springing Event; provided, that if the holders of New Convertible Debt collectively hold the greater of (i) at least 66 2/3% of the aggregate amount of New Common Stock that was distributed to the Holders of Second Lien Note Claims on the Effective Date or (ii) at least 50.1% of the New Common Stock outstanding as of such date, at the time of delivery, the springing lien shall secure the full amount of the New Convertible Debt; otherwise, the springing lien shall secure $100 million of the New Convertible Debt

•    Springing liens to be second priority on the same collateral as the New First Lien Exit Facility, subject to an intercreditor agreement which provides for liens (if any) and claims in respect New Convertible Debt to be subordinated to the New First Lien Exit Facility to the greatest reasonable extent, on terms and conditions satisfactory to the First Lien Credit Agreement Agent and the holders of the New Convertible Debt

•    A “Springing Event” means, in a class action lawsuit against Reorganized SandRidge that is not initiated by any Holders (or such Holders’ affiliates) of New Convertible Debt and that is reasonably expected to result in a material adverse effect on the business of Reorganized SandRidge, either (i) the entry of an order by a court of competent jurisdiction denying summary judgment to Reorganized SandRidge (and/or its reorganized Debtor affiliates) or (ii) the expiration of the time period in which Reorganized SandRidge (and/or its reorganized Debtor affiliates) may move for summary judgment

Covenants	None

EXHIBIT F

RIGHTS OFFERING TERM SHEET

Issuer	Reorganized SandRidge

New Equity Parties	Until the earlier of (x) 30 days following the entry of the Disclosure Statement Order, (y) 15 days before the date of the confirmation hearing set forth in the Disclosure Statement Order, or (z) 90 days after the Petition Date, Consenting Creditors shall have the exclusive right to participate as the New Equity Parties

Thereafter, the Debtors shall have the right to sell or offer to other parties any Rights Offering Equity that is not already allocated; provided that such New Equity Parties are subject to the consent of the Required Consenting Creditors, such consent not to be unreasonably withheld

Amount	The sale or rights offering for up to $150 million in New Common Stock at a valuation of the lesser of (a) $1.215 billion or (b) 90% of the equity value under the Plan as set forth in the Disclosure Statement by no later than 30 days after the Petition Date, plus the amount of the rights offering subscriptions, that the Debtors may implement in their discretion, subject to dilution by the Employee Incentive Plan and protected from dilution by the Conversion Equity and the Warrants (the “Rights Offering Equity”)

Backstop Commitment	The New Equity Parties, if any, may either directly purchase or backstop an offering for up to $150 million in Rights Offering Equity

Offering	Except as otherwise agreed by the Debtors and the New Equity Parties, if any, each Holder of a Second Lien Note Claim or a General Unsecured Claim may receive its pro rata share (across both classes combined) of Rights under the Plan

Any Holders that elect to exercise the Rights shall also execute a joinder to the Restructuring Support Agreement

Fees and Governance	Governance terms and market backstop and other fees and terms as are standard for backstop and other participants in a rights offering shall otherwise be as agreed by the Debtors and the New Equity Parties, in form and amount consented to by the Required Consenting Creditors, such consent not to be unreasonably withheld

EXECUTION VERSION

EXHIBIT G

NEW BUILDING NOTE TERM SHEET

Mortgage Note	Non-recourse mortgage note, recourse only to the collateral

Mortgagor	Reorganized SandRidge Realty, LLC (“SandRidge”).

Note Purchaser	An entity or entities affiliated with Fir Tree Partners or Solus Alternative Asset Management LP and any other member of the ad hoc group of holders of Unsecured Senior Notes Claims party to this RSA on May 11, 2016 that notifies Weil, Gotshal & Manges LLP of its intention to participate as a Note Purchaser by Friday, May 13, 2016.

For the avoidance of doubt, any portion of the Note held by a party to this Agreement shall not be subject to the Transfer provisions in Section 6 of this Agreement, and the Note will not form part of any Debtor Claims held by such party to this Agreement.

Nonrecourse Carveout	There shall be no recourse except for Note Purchaser’s actual losses directly resulting from the following carve-outs to be agreed upon by the parties including, but not limited to, environmental, intentional physical waste, willful misconduct, removal or disposal of SandRidge’s property after an event of default, fraud, misapplication or misappropriation of funds (including any casualty/condemnation proceeds), intentional misrepresentation, failure to pay any transfer taxes in connection with the foreclosure of the Note, failure to pay any taxes when due, or obtain and maintain insurance as required at all times during the term of the Note, and impermissible debt or transfers not permitted by the Note. The Note shall be fully recourse to SandRidge in the event of a bankruptcy filing by SandRidge, or an involuntary bankruptcy filing being filed against SandRidge that a court of competent jurisdiction enters an order for relief in respect thereof.

Principal Amount of the Note	$35 million (the “Note”)

Commitment Fee	None.

Prepayment	Prepayable in whole or in part at any time at par plus accrued interest (including upon the sale of the collateral referred to below) following repayment of the New First Lien Exit Facility. SandRidge shall provide Note Purchaser with at least 10 days prior written notice of any prepayment. Any partial prepayment shall be applied first to costs and expenses of the Note Purchaser, second to current unpaid interest, third to accrued and unpaid interest and fourth to principal.

Maturity	Five years after the Effective Date.

Commitment	The commitment of the Note Purchaser to purchase the Note for $20 million, which net proceeds shall be distributed for the benefit of Class 5 (General Unsecured Claims). The commitment of the Note Purchaser shall be subject to higher or better offers received and entered into by the Debtors before the Disclosure Statement hearing in their reasonable discretion.

Amortization	None

Interest Rate	Payable semi-annually as follows:

• 6% per annum for the first year following the Effective Date

• 8% per annum for the second year following the Effective Date

• 10% per annum thereafter through the maturity

From the Effective Date through the earlier of (x) September 30, 2020, (y) 46 months from the Effective Date or (y) 90 days after the refinancing or repayment of the First Lien Credit Agreement, interest shall be payable in-kind and added to the principal amount of the Note on each payment date; thereafter, interest shall be paid in cash.

Interest will be calculated on an actual/360 basis. Accrued and unpaid interest shall be added to principal and shall bear interest at the rates set forth above.

Upon the occurrence of an event of default, and until the cure of such event of default (provided Note Purchaser elects to accept such cure beyond any notice and grace period with respect to such event of default) the Loan will accrue interest at a rate per annum equal to 4% (“Default Rate”) above the then-applicable interest rate (i.e., as of the date of any rate change as set forth above, the Default Rate shall be added to such increased interest rate).

The Note and related documents (“Note Documents”) shall contain customary provisions agreed to by Note Purchaser and SandRidge protecting the Note Purchaser against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes.

Other Fees	None

Collateral

i.       First priority perfected liens by a mortgage/deed of trust (“Mortgage”) on SandRidge Tower, Parkside Building and Broadway Kerr Parking Facility (each a “Property” and collectively, the “Properties”);

ii. Assignment of all revenue, rents and leases (as applicable) and assignment of contracts;

iii.    Pledge of personal property, licenses, permits, contract rights, general intangibles and other assets of SandRidge used in connection with the operation, maintenance and management of the Properties and owned by SandRidge; provided, however, that any property owned by an affiliate of SandRidge at the Properties shall not be secured by such pledge;

2

iv.     Pledge of all other fixtures, personalty, equipment (including gym equipment), located on or used at the Properties and owned by SandRidge; provided, however, that any property owned by an affiliate of SandRidge at the Properties shall not be secured by such pledge; and

v.      Such other collateral as may be specified in the Note Documents as is agreed upon by SandRidge and Note Purchaser, solely to the extent owned by or used in connection with the business of SandRidge and not property or assets of any SandRidge affiliate.

The Mortgages shall constitute a valid first priority lien on SandRidge’s Properties. SandRidge shall have good and marketable title to the Properties, except for such liens, encumbrances or exceptions as shall be reasonably approved by Note Purchaser, including free and clear of any mechanics or materialmen’s liens or special assessments for work completed or in progress on the date of closing.

Reserves/Escrows	None.

Insurance	SandRidge shall maintain and provide evidence of liability and “all risk” property insurance coverage, including wind storm, and earthquake insurance as reasonably required by Note Purchaser with limits equal to the full replacement cost of the Properties with respect to windstorm. The policies must be reasonably satisfactory to Note Purchaser and issued by insurers with a claims paying ability rated “A/A2” or better by Standard & Poor’s or Moody’s respectively. SandRidge will be required to maintain, if commercially available, insurance for acts of terrorism or an insurance policy without terrorism exclusion. SandRidge shall obtain and maintain such other insurance and in such other amounts as reasonably determined by Note Purchaser. Note Purchaser will be named as an additional insured on such policies as their interests may appear.

Transfer of Properties	None of the Properties may be transferred without Note Purchaser’s prior written consent, which may be withheld in its sole discretion.

Transfers of direct or indirect interests in SandRidge shall be allowed (including by merger or consolidation), provided that SandRidge is at all times controlled by SandRidge Energy, Inc.

Other Financing	None permitted.

Management	If and to the extent the Properties are managed by a third party or an affiliate of SandRidge, or to the extent SandRidge seeks to hire a replacement manager, in either case: (i) SandRidge shall notify Note Purchaser of such decision, and Note Purchaser shall have a 10 day period to notify SandRidge as to whether it disapproves of such manager (which disapproval shall only be provided by Note Purchaser if SandRidge’s decision is commercially unreasonable, taking into account the manner in which the property operates) and (ii) Note Purchaser shall have the right to cause SandRidge to (a) terminate the management

3

agreement and (b) appoint a replacement manager (selected by Note Purchaser in the case of clause (I) below and selected by SandRidge in the case of clauses (II) and (III) below but satisfactory to Note Purchaser, such consent not to be unreasonably conditioned, withheld or delayed) if (I) an event of default occurs under the Note and all notice and grace periods have expired, (II) the manager becomes insolvent or the debtor in any insolvency or bankruptcy proceeding, or (III) a default by the property manager occurs under the management agreement and is continuing beyond any applicable notice and grace periods.

Closing Deliverables	This Exhibit and the consummation of the Note transaction is subject to the satisfaction of the matters described herein, including without limitation delivery of the items described on the Schedule A attached hereto. It is agreed and acknowledged that all items set forth on Schedule A (other than items (4) and (6) thereof which shall be prepared by SandRidge) shall be ordered by and obtained by Note Purchaser; however, SandRidge shall be obligated to reimburse Note Purchaser for the costs thereof.

Borrower Reporting	SandRidge shall disclose to Note Purchaser the manner in which it maintains financial information relating to its business and assets, including the Properties, and Note Purchaser and SandRidge shall thereafter mutually agree on appropriate SandRidge reporting requirements, it being understood by the parties that SandRidge does not currently have an income stream, and that certain property-related and other SandRidge expenses may be funded by affiliates of SandRidge.

Representations and Warranties	The Note Documents will contain representations and warranties customarily found in similar financings and agreed to by SandRidge and Note Purchaser, including but not limited to customary representations and warranties regarding the delivery and accuracy of financial information in accordance with the “Borrower Reporting” section immediately above; existence; compliance with laws; power and authority; enforceability of Note Documents; no conflict with laws or contractual obligations; no material litigation; no default; ownership of Properties; no liens other than permitted encumbrances; taxes; ERISA; Investment Company Act; Patriot Act; environmental matters; solvency; labor matters; use of proceeds; Regulation H; zoning; leasing and management of the Properties; accuracy of disclosure and creation and perfection of security interests; and to the extent applicable, no tenants or other occupants at the Properties; no income or fees received from the Properties; and other representations and warranties agreed upon by SandRidge and Note Purchaser appropriate to the specific transaction.

Affirmative Covenants:	The Note Documents will contain affirmative covenants customarily found in similar financings agreed to by SandRidge and Note Purchaser, including but not limited to: delivery of financial information similar to that required in accordance with the “Borrower Reporting” section above; timely payment of Note and other obligations; continuation of existence; preservation/maintenance of material rights, privileges, licenses; compliance with laws, including environmental laws, and

4

material contractual obligations; maintenance of property and insurance as set forth in the “Insurance” section above; maintenance of books and records; rights of the Note Purchaser to inspect property and books and records, if any, and cooperation therewith; delivery of notices of defaults, litigation and other material events; customary further assurances; no additional indebtedness other than mortgage indebtedness in favor of the Note Purchaser and unsecured trade payables incurred in the ordinary course of business; no additional liens other than liens securing mortgage indebtedness in connection with the Note and involuntary liens incurred in the ordinary course which are removed of record within (60) days after payment is required; no guarantee obligations; no liquidations or dissolutions of SandRidge; and no sales of assets.

The parties acknowledge that the Note is nonrecourse other than to SandRidge and that as a result, the Note Documents will contain provisions agreed to by SandRidge and Note Purchaser providing that Note Purchaser shall have the right (i) to have extensive ongoing reporting from SandRidge with respect to all Note collateral, including but not limited to any maintenance, use, expenditures, occupancy, construction, and any other operations at or about the Properties, (ii) to have extensive rights of access for purposes of inspection, (iii) to perform testing at such times as it deems reasonably necessary (provided as to (ii) and (iii) hereof, Note Purchaser uses reasonable efforts not to disturb ongoing business at the Property to the extent practicable). SandRidge shall provide to Note Purchaser any third party reports it or any affiliate obtains with respect to the Properties, and shall notify as to any notice it receives from any governmental or quasi-governmental agency or material notice received from or delivered to any third party with respect to any Note collateral, including notices of nonpayment or default.

Assignability	The Note will be freely assignable in whole or in part by the Note Purchaser.

Negative Covenants:	To the extent agreed by Note Purchaser and SandRidge, the Note Documents will contain negative covenants customary for similar financings and other negative covenants reasonably deemed by the Note Purchaser appropriate to the specific transaction.

Events of Default:	Customary defaults, including but not limited to failure to make payments when due under the Note, failure to maintain insurance as required under the Note Documents, assignment or transfer in violation of the provisions of the Note, and breaches of representations, warranties and covenants.

Servicing:	SandRidge shall pay any special servicing fees, work-out fees and attorney’s fees and disbursements, in connection with a prepayment, release of any Property, assumption or modification of the Note, special servicing or work-out of the Note or enforcement of the Note Documents.

5

Reimbursement of Due Diligence Expenses	SandRidge shall pay, upon request, all reasonable out-of-pocket costs and expenses incurred by Note Purchaser in connection with the contemplated purchase of the Note. Should such reasonable out-of-pocket costs and expenses incurred by Note Purchaser exceed $100,000, SandRidge shall have reasonable consent rights to the selection of any third-party service provider or professional and the scope of their engagement, except with respect to Note Purchaser’s legal counsel. The foregoing expenses shall include but not be limited to legal fees and disbursements, recording fees, title insurance premiums, survey costs, appraisal, environmental reports, engineering reports, site inspections, and travel and all other reasonable out-of-pocket third party expenses related to the execution of the Note and related funding.

Closing Documents	As a condition to execution of the Note, legal and other documentation will be delivered in form and substance reasonably satisfactory to Note Purchaser and SandRidge, incorporating substantially the terms and conditions outlined herein and such other items and documents as are customary and usual for similar transactions, including but not limited to surveys, title insurance, certificates of occupancy, and opinions of SandRidge’s counsel.

6

SCHEDULE A

1.	A title insurance policy issued by a national title company reasonably acceptable to Note Purchaser showing indefeasible fee simple title to each of the Properties vested in SandRidge insuring the first priority of the lien of the mortgage in an amount reasonably acceptable to Note Purchaser excepting from coverage thereunder only such matters as are approved by Note Purchaser (which approval shall not be unreasonably withheld) and including such title endorsements as are customarily required (including, without limitation, survey, comprehensive and separate tax map) and including such co-insurance and/or reinsurance as is reasonably required by Note Purchaser;

2.	Phase I survey and, if deemed necessary or appropriate by Note Purchaser, draft Phase II surveys of each of the Properties, from a firm reasonably approved by Note Purchaser;

3.	Seismic Study of each of the Properties from a firm reasonably acceptable to Note Purchaser;

4.	Three year historical operating statement for each of the Properties (certified by a certified public accounting firm reasonably acceptable to Note Purchaser), trailing 12 month operating statement for each of the Properties and operating and capital budget for each of the Properties for the year ending December 31, 2016;

5.	Survey of the Properties;

6.	Certificate of occupancy for each of the Properties and reasonable evidence of compliance in all material respects with all material zoning, building, and other laws applicable to each of the Properties. Zoning letters or the like from applicable governmental authorities are acceptable for the purposes hereof.

7

EXHIBIT H

NEW WARRANTS TERM SHEET

Issuer	Reorganized SandRidge

Ownership Percentage	12.5% of the New Common Stock in Reorganized SandRidge

Exercise Period of New Warrants	Exercisable at any time, in whole or in part, prior to the sixth anniversary of the Effective Date

Exercise Price of New Warrants	$1.625 billion aggregate value of the New Common Stock at the trailing 30-day volume-weighted average price

Exercise Type	Cash-less exercise

EXHIBIT B to

the Restructuring Support and Lock-Up Agreement

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support and Lock-Up Agreement, dated as of             (the “Agreement”),1 by and among SandRidge Energy, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any First Lien Credit Agreement Claims or Debtor Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor,” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:

Title:

Address:

E-mail address(es):

Telephone:

Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:

First Lien Credit Agreement Claims (if any)	$	[ ]
Second Lien Note Claims (if any)	$	[ ]
Unsecured Note Claims (if any)	$	[ ]

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Schedule 1 to

the Restructuring Support and Lock-Up Agreement

Applicable First-Day Pleadings

1.	Cash Collateral: Debtors’ Emergency Motion for Interim and Final Orders Authorizing Postpetition Use of Cash Collateral, Granting Adequate Protection to Prepetition Lenders Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, and 507, Bankruptcy Rules 2002, 4001, and 9014, and Local Bankruptcy Rule 4002-1, and Scheduling a Final Hearing Pursuant to Bankruptcy
Rule 4001(b)

2.	Cash Management: Debtors’ Emergency Motion for Entry of an Order Authorizing the Debtors to (I) Continue to Operate the Cash Management System, (II) Honor Certain Prepetition Obligations Related Thereto, (III) Continue Prepetition Investment Practices, (IV) Maintain Existing Business Forms, and (V) Continue to Perform Intercompany Transactions

3.	Wages: Debtors’ Emergency Motion for Entry of an Order Authorizing the Debtors to Pay Prepetition Obligations Relating to Wages, Salaries, Other Compensation, and Reimbursable Employee Expenses and Continue Employee Benefits Programs

4.	Lienholders: Debtors’ Emergency Motion for Entry of an Order Authorizing the Payment of Working Interest Costs, Joint Interest Billings, Marketing Expenses, and 503(b)(9) Claims, and Confirming Administrative Expense Priority of Outstanding Orders

5.	Royalties and Working Interests: Debtors’ Emergency Motion for Entry of an Order Authorizing Payment of Mineral Payments and Working Interest Disbursements

6.	Utilities: Debtors’ Emergency Motion for Entry of Interim and Final Orders Approving the Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, Prohibiting Utility Companies From Altering, Refusing, or Discontinuing Services, and Approving the Debtors’ Proposed Procedures for Resolving Adequate Assurance Requests

7.	Taxes: Debtors’ Emergency Motion for Entry of an Order Authorizing the Payment of Certain Taxes and Fees

8.	Equity Trading: Debtors’ Emergency Motion for Entry of an Order Approving Notification and Hearing Procedures for Certain Transfers of Common Stock and Preferred Stock

9.	Claims Trading: Debtors’ Emergency Motion For Entry of an Order Establishing a Record Date for Notice and Sell-Down Procedures For Trading in Certain Claims Against the Debtors’ Estates

10.	Joint Administration: Debtors’ Emergency Motion for Entry of an Order Directing Joint Administration of Related Chapter 11 Cases

11.	Schedules and SOFAs Extension: Debtors’ Emergency Motion for Entry of an Order Extending Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs

12.	Creditor Matrix: Debtors’ Emergency Motion for Entry of an Order Authorizing the Debtors to File a Consolidated List of Creditors and a Consolidated List of the Largest 50 Unsecured Creditors, Authorizing the Debtors to Redact Certain Personal Identification Information for Individual Creditors, and Approving the Form and Manner of Notifying Creditors of the Commencement of the Chapter 11 Cases and Other Information